Exhibit 10.10

CONTRIBUTION AND SALE AGREEMENT

Among

ATLAS OIL COMPANY,

B&R OIL COMPANY, INC.,

FAST TRACK VENTURES, LLC,

And

ATLAS EPP HOLDINGS, INC.

(COLLECTIVELY, “COMPANY”)

And

EMPIRE PETROLEUM PARTNERS, LLC

(“EPP”)

Dated as of November 26, 2014

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of November 26, 2014 (the “Effective Date”), is made by and among EMPIRE PETROLEUM PARTNERS, LLC, a Delaware limited liability company (“EPP”), ATLAS OIL COMPANY, a Michigan corporation (“Atlas”), B&R OIL COMPANY, INC., an Indiana corporation (“B&R”), Fast Track Ventures, LLC, a Michigan limited liability company (“FT Ventures”) and ATLAS EPP HOLDINGS, INC., a Michigan corporation (“AE Holdings” and together with FT Ventures, B&R and Atlas, collectively, “Company”). Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Article X.

RECITALS

Whereas, Atlas and AE Holdings are wholly owned Subsidiaries of Atlas Oil Holding Company, a Michigan corporation (“Holding Company”). At Closing, B&R will be a wholly owned Subsidiary of Holding Company. FT Ventures is a wholly owned subsidiary of Simon Holdings, LLC, a Michigan limited liability company (“Simon Holdings”). Simon Holdings and Holding Company are affiliated entities.

WHEREAS, Company has been engaged in the business of selling and distributing motor vehicle fuel and fuel products, pursuant to the Fuel Supply Agreements and Commission Agent Agreements listed on Schedule 3.13(a) of the Disclosure Letter, as a retail distributor between petroleum companies and gas stations in the States of Michigan, Indiana, Illinois and Ohio (such business being referred to herein as the “Retail Gasoline Distribution Business,” and specifically excluding the Trigg Business); and

WHEREAS, subject to the terms and conditions hereof, Company desires to contribute and sell to EPP and EPP desires to purchase certain assets related to the Retail Gasoline Distribution Business owned by Company immediately prior to the Closing, in exchange for a total purchase price of $80,000,000, comprised of (i) 980,993 Class B Units in EPP, valued at $32.62 per Class B Unit, or $31,999,991 in the aggregate, and (ii) the payment of $48,000,009 in cash, as described herein and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENTS

ARTICLE I

CONTRIBUTION AND SALE

1.1 Contribution and Purchase of Assets. Company shall contribute, sell, transfer, assign, convey and deliver to EPP good and valid title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances (provided that Company shall cause to be released and discharged on or prior to the Closing Date all of the Permitted Encumbrances described in clause (vii) of the definition of “Permitted Encumbrances” and all of the Encumbrances set forth on Schedule 8.2(n)), and EPP shall accept the Assets and shall assume the Assumed Obligations. Notwithstanding the foregoing, the Assets shall not include those assets of the Company listed on Exhibit A attached hereto (collectively, the “Excluded Assets”).

1.2 Consideration. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties of Company contained herein, and in consideration of the contribution, sale, transfer, assignment, conveyance, and delivery to EPP of the Assets as provided for in this Agreement, and the covenants against competition and solicitation set forth herein, at the Closing, the following actions shall be taken:

(a) EPP shall issue to AE Holdings a total of 980,993 Class B Units in EPP, valued at $32.62 per Class B Units, or $31,999,991 in the aggregate; and

(b) EPP shall pay to Company (i) $48,000,009; plus (ii) an amount equal to the Cost of the Motor Fuel Inventory, as determined by, and paid pursuant to the terms of, Article II hereof; plus (iii) $991,605.43 less any payments received by Company pursuant to the Note Documents between the date hereof and Closing Date; plus (v) all prorations made pursuant to Section 2.2 herein;

(c) All amounts specified in Section 1.2(b) will be paid in cash, by wire transfer of immediately available funds, to such bank account as shall be designated in writing by Company to EPP prior to the Closing Date.

(d) EPP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company such amounts as EPP is required to deduct and withhold under the IRC, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE II

INVENTORY AUDIT; PRORATIONS

2.1 Inventory Audit. Prior to the Closing Date, EPP and Company shall have established inventory teams and/or engaged a third-party inventory service firm (the “Inventory Teams”), the cost of which shall be borne equally between EPP and Company. The Inventory Teams shall determine the Cost of the Motor Fuel Inventory as follows:

(a) At 7:00 a.m. on the day which is one (1) Business Day before the Closing Date, the Inventory Teams shall have conducted an Audit of the Motor Fuel Inventory; and on the Closing Date and on the date immediately following the Closing Date, the Inventory Teams shall conduct additional Audits of the Motor Fuel Inventory to the extent necessary.

(b) At the times set forth above, the Inventory Teams shall, in conjunction with each Facility manager, determine the amount of Motor Fuel Inventory (net of water, sludge, dirt, sand and other foreign substances) by Veeder Root tank gauging and stick measurement device. Company and EPP shall each cause each Facility manager to assist the Inventory Teams in conducting each Audit. Company and EPP shall have the right to have their respective representatives observe each Audit of the Motor Fuel Inventory provided that such observation rights do not delay such Audit. EPP shall reconcile such count to 12:01 a.m., local time at each location with Motor Fuel Inventory, on the Closing Date by adjusting for all sales from Motor Fuel Inventory, based on pump meter readings, and all additions to Motor Fuel Inventory, based on receipts for delivery of additional Motor Fuel Inventory, that occur between the time of the Audit and 12:01 a.m. on the Closing Date. The Inventory Teams will record such measurements. Within ten (10) days after Closing, EPP shall pay Company for the Cost of such Motor Fuel Inventory via certified funds.

2.2 Prorations. All (a) payments due or arising under the Assumed Contracts and (b) other customarily proratable items including prepayments and deposits, in each case relating to the Assets payable on or after the Closing Date and relating to a period of time both prior to and on or after the Closing Date shall be prorated as of the Closing Date between EPP and Company. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s (or other applicable period’s) assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known. EPP shall receive a credit from Company for all unpaid amounts, which are the subject of this Section 2.2, related to a period prior to Closing regardless of when such amounts are assessed or become due and payable against any of the Assets. Company shall receive a credit from EPP for all amounts paid prior to Closing but which are related to the period subsequent to Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY AND THE ASSETS

Company represents and warrants to EPP that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as set forth in the Disclosure Letter, and the schedules attached thereto, delivered by the Company to EPP on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. Company has made a good faith effort to ensure that the disclosure on each schedule of the Disclosure Letter corresponds to the section referenced herein. However, for purposes of the Disclosure Letter, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent it is reasonably clear on the face of such schedule that such item applies to such other schedule.

3.1 Organization and Good Standing; Power. Company is duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate or other applicable power and authority to conduct the Retail Gasoline Distribution Business as it is now being conducted and to perform all of its obligations under any Assumed Contracts to which it is a party. Company is duly licensed, qualified or registered to do business and in good standing in each jurisdiction where it conducts the Retail Gasoline Distribution Business as set forth on Schedule 3.1 of the Disclosure Letter, which are the only jurisdictions in which the Retail Gasoline Distribution Business is now conducted by Company. Except as set forth on Schedule 3.1 of the Disclosure Letter, Company has never operated the Retail Gasoline Distribution Business under any legal or assumed name other than its current name and other than as operated by predecessor entities to the Company. Company has delivered or made available to EPP true and complete copies of the Organizational Documents of Company, as currently in effect.

3.2 Authority; No Conflict; Consents.

(a) This Agreement has been, and the Related Agreements to which Company is a party (when executed and delivered by Company), will be, duly and validly executed and delivered by Company and this Agreement is, and the Related Agreements to which Company is a party (when executed and delivered by Company) will be, the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles. The Assignment Agreements and any other assignments, endorsements, and instruments of transfer to be delivered by Company to EPP at the Closing are sufficient to transfer Company’s entire right, title and interest in and to the Assets. Upon the consummation of the Contemplated Transactions, including the execution and delivery to EPP of the Assignment Agreements, EPP will receive good and valid title to the Assets, free and clear of all Claims and Encumbrances other than Permitted Encumbrances (provided that Company shall cause to be released and discharged on or prior to the Closing Date all of the Permitted Encumbrances described in clause (vii) of the definition of “Permitted Encumbrances” and all of the Encumbrances set forth on Schedule 8.2(n)).

(b) Except as set forth on Schedule 3.2(b) of the Disclosure Letter, neither the execution, nor delivery of this Agreement or any of the Related Agreements, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of any of the Organizational Documents of Company, or (B) any resolution adopted by the board of directors or shareholders of Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or Order to which any of the Assets may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by Company that relates to the Assets;

(iv) cause Company to become subject to, or to become liable for the payment of, any Tax relating to the Assets, except as provided in this Agreement;

(v) violate or breach the terms of, cause a default under, conflict with, create in any Person the right to accelerate, terminate, modify or cancel, or give rise to any preferential purchase or similar right under any Assumed Contract;

(vi) result in the cancellation, forfeiture, revocation, suspension or modification of any Assumed Contract; or

(vii) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance (except a Permitted Encumbrance described in clause (vii) of the definition of “Permitted Encumbrances”) upon or with respect to any of the Assets.

(c) Except as set forth on Schedule 3.2(c) of the Disclosure Letter, the Company will not be required to give any notice to, file any document with, or obtain any Consent from, any Person in connection with (i) the execution and delivery of this Agreement and the Related Agreements, or (ii) the consummation or performance by the Company of any of the Contemplated Transactions.

3.3 Capitalization. Schedule 3.3 of the Disclosure Letter sets forth for Company: (i) its name and jurisdiction of incorporation; and (ii) the identity of its shareholders.

3.4 Financial Diligence and Disclosure. Schedule 3.4 of the Disclosure Letter lists the historical fuel volume and gross profit margins, including historical (i) supplier rebates, (ii) prompt-pay discounts, (iii) commissions paid to consignment dealers, and (iv) the Company’s share of credit card fees, all relating to the Retail Gasoline Distribution Business and the Assets (collectively, the “Financial Disclosures”). All Financial Disclosures are true, complete and accurate as of the respective dates of and for the periods referred to in the Financial Disclosures. The Financial Disclosures, including the accounting relating to the Assets included therein, are consistent in all material respects with the books and records of Company (which books and records are correct and complete in all material respects).

3.5 Books and Records. All books and records relating to the ownership and operation of the Assets have been maintained in all material respects in accordance with applicable Laws and copies of all such books and records will be located at either the address provided in Section 11.4 or will be delivered or made available to EPP at the Closing.

3.6 Title to Properties; Encumbrances; Personal Property; Real Property.

(a) The Company owns (with good and indefeasible fee simple or leasehold, as applicable, title in the case of Owned Real Property and Owned Fixtures and Improvements, subject only to the matters permitted by the following sentence) (i) all the Assets reflected in the Financial Disclosures (except for personal property sold since the date of the Latest Balance Sheet in the Ordinary Course of Business), and (ii) all of the Assets and other properties purchased or otherwise acquired by the Company since the date of the Financial Disclosures, which may be included as Assets pursuant to this Agreement (except for personal property acquired and sold since the date of the Financial Disclosures in the Ordinary Course of Business). The Assets are owned by the Company free and clear of any and all Encumbrances, except for Permitted Encumbrances (provided that Company shall cause to be released and discharged on or prior to the Closing Date all of the Permitted Encumbrances described in clause (vii) of the definition of “Permitted Encumbrances” and all of the Encumbrances set forth on Schedule 8.2(n)).

(b) Schedule 3.6(b) of the Disclosure Letter sets forth a true and complete list of all the material Equipment included among the Assets and any other tangible personal property now owned, leased or licensed by the Company and used in the Retail Gasoline Distribution Business. As to each Asset shown on Schedule 3.6(b) of the Disclosure Letter, the Company has good and marketable title to, or holds by a valid, enforceable and existing lease or license with respect to such asset, free and clear of all Encumbrances (other than Permitted Encumbrances), except as set forth on Schedule 3.6(b) of the Disclosure Letter. Except as set forth on Schedule 3.6(b) of the Disclosure Letter, no rights of the Company under any such leases or licenses have been assigned or otherwise transferred as security for any obligation of any Person. With respect to each lease or license, except as otherwise specified on Schedule 3.6(b) of the Disclosure Letter, (i) the Company has not received any written notice or, to the Company’s Knowledge, any oral or other notice, that the Company is in default under any such lease or license and no event has occurred which, with or without the passage of time, would constitute a default on the Company’s obligations under such lease or license, (ii) to the Knowledge of the Company, no other party to any such lease or license is in material default thereunder, and (iii) the Company has not received written or other notice of a material default or potential material default with respect to such lease or license which has not already been previously remedied.

(c) The title or leasehold interests to the Equipment set forth on Schedule 3.6(b) of the Disclosure Letter includes all tangible assets necessary to conduct the Retail Gasoline Distribution Business as currently conducted. Except as listed on Schedule 3.6(c) of the Disclosure Letter, such Equipment has been maintained in accordance with good industry practice and, except for ordinary wear and tear, are suitable for the purposes for which the Company is presently using them.

(d) Schedule 3.6(d) of the Disclosure Letter is a true and complete list of all capital leases of the Company included among the Assets, indicating the names of the parties to such capital leases, each item of equipment subject to such lease, and the payoff amount under each such capital lease that, if paid to the lessor thereunder, would fully satisfy the applicable lessee’s remaining obligations under such capital lease.

(e) Schedule 3.6(e) of the Disclosure Letter lists the physical address of all land and improvements owned by the Company (the “Owned Real Property”) and included among the Assets. True and complete copies of all existing surveys, title insurance policies, title insurance abstracts, other evidence of title and similar documents in the possession or control of the Company relating to any Owned Real Property included among the Assets have been heretofore made available to EPP. With respect to each such parcel of the Owned Real Property included among the Assets, except as otherwise specified on Schedule 3.6(e) of the Disclosure Letter:

(i) the Company has good and indefeasible fee simple title to the parcel of the Owned Real Property and all fixtures on such Owned Real Property (the “Owned Fixtures and Improvements”), free and clear of any Encumbrances (other than Permitted

Encumbrances) (provided that Company shall cause to be released and discharged on or prior to the Closing Date all of the Permitted Encumbrances described in clause (vii) of the definition of “Permitted Encumbrances” and all of the Encumbrances set forth on Schedule 8.2(n));

(ii) there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or requisition Proceedings;

(iii) there are no other matters that materially adversely affect the title of the Company to the Owned Real Property or the Owned Fixtures and Improvements;

(iv) to the Knowledge of the Company, each of the Owned Real Property constitutes a complete real property tax parcel and does not include any partial real property tax parcels;

(v) there are, to the Knowledge of the Company, no contemplated zoning changes, variances, special zoning exceptions or similar events;

(vi) public utilities currently serve all utility requirements of the Owned Real Property and, to the Knowledge of the Company, all such public utilities enter directly through adjoining public streets and do not pass through adjoining private land;

(vii) the Company has not transferred any development, water, timber, gas, mineral or similar rights applicable to same, unless otherwise shown of record;

(viii) Company has not received (a) any written notice from any Governmental Body that the Owned Real Property and its present use and condition is in material violation of any Law, which violation has not already been cured; or (b) any written notice from any of its insurers that the Owned Real Property and its present use and condition is in material violation of any of such insurer’s requirements, which violation has not already been cured;

(ix) there are no outstanding notices received by Company from any constituted public authority or from any insurance company of the existence of any condition or situation that requires work to be done to cure an unsatisfactory condition with respect to any of the Owned Real Property (or to correct a violation of Law) and that remains undone or will remain undone at the Closing; and

(x) all roofs, machinery, equipment and systems (including HVAC, electric, elevator, plumbing, and any other systems serving any improvements to the Owned Real Property) are in good working order and, to the Knowledge of the Company, there are no structural defects with respect to any of the Owned Real Property.

(f) The listing on Schedule 3.6(f) of the Disclosure Letter constitutes a true and complete list of all written or oral leases, subleases, licenses, assignments thereof and other instruments, agreements and arrangements included among the Assets pursuant to which the Company leases, licenses or subleases any property to any other Person (all such instruments, agreements and arrangements being hereinafter referred to as “Out Leases”) and identifies the real property to which each such Out Lease relates. True and complete copies of all of the Out

Leases (including all amendments thereto and notices exercising any rights thereunder) have heretofore been delivered by the Company to Buyer. All of the Out Leases are valid, in good standing and in full force and effect and enforceable in accordance with their terms. The Company has not received or sent notice of default with respect to any Out Lease which remains uncured as of the Effective Date. The Company has not received any written notice or, to the Company’s Knowledge, any oral or other notice that there are existing material defaults by the Company or, to the Knowledge of the Company, each other party under any of the Out Leases, nor has any event occurred which, with or without notice or the passage of time or both, would constitute a default by any party under any of the Out Leases. Except as set forth on Schedule 3.6(f) of the Disclosure Letter, there are no security deposits being held under any of the Out Leases. Each of the Out Leases is the only agreement with respect to the subject matter thereof and was negotiated at arms’ length; provided, however, any Out Leases acquired in conjunction with Atlas’ acquisition of B&R, to the extent such Out Leases have not been amended or replaced since such acquisition, may, or may not, have been negotiated at arm’s length. There are no existing Disputes between the Company and each other party under an Out Lease, or, to the Knowledge of the Company, with any other Person with respect to any of the Out Leases and there are no unwritten or oral modifications thereto. Company is not entitled to any abatement, refund, rebate, forgiveness, credit, or reduction in rent and no free rent periods or rental concessions remain outstanding for Company, including, without limitation, lease support payments, lease buy-outs, or assumption of any leasing or occupancy agreements of Company except set forth on Schedule 3.6(f) of the Disclosure Letter.

(g) The listing on Schedule 3.6(g) constitutes a true and complete list of all written or oral leases, subleases, licenses, assignments thereof and other instruments, agreements and arrangements included among the Assets pursuant to which the Company leases, licenses or subleases any interest in real property from any other Person (all such instruments, agreements and arrangements being hereinafter referred to as “In Leases” and together with Out Leases, “Leases”) and identifies the real property to which each such In Lease relates. True and complete copies of all of the In Leases (including all amendments thereto and notices exercising any rights thereunder) have heretofore been delivered to EPP. All of the In Leases are valid, in good standing and in full force and effect and enforceable in accordance with their terms. The Company has not received or sent notice of default with respect to any In Lease which remains uncured as of the Effective Date. The Company has not received any written notice or, to the Company’s Knowledge, any oral or other notice that there are existing material defaults by the Company, or, to the Knowledge of the Company, each other party under any of the In Leases, nor has any event occurred which, with or without notice or the passage of time or both, would constitute a default by any party under any of the In Leases. Each of the In Leases is the only agreement with respect to the subject matter thereof and was negotiated at arms’ length, provided, however, any In Leases acquired in conjunction with Atlas’ acquisition of B&R, to the extent such In Leases have not been amended or replaced since such acquisition, may, or may not, have been negotiated at arm’s length. There are no existing disputes between the Company, on the one hand, and each other party under an In Lease, on the other hand or, to the Knowledge of the Company, with any other Person with respect to any of the In Leases and there are no unwritten or oral modifications thereto.

3.7 Condition and Sufficiency of Assets and Inventory. At the Closing, the Assets transferred to EPP pursuant hereto will constitute all of the assets necessary or required to permit

EPP to carry on the Retail Gasoline Distribution Business in substantially the same manner as presently conducted. All Owned Real Property, Owned Fixtures and Improvements, leased real property pursuant to the Out Leases, and Equipment are in good operating condition and repair for assets of like type, age and purpose, ordinary wear and tear excepted. The Motor Fuel Inventory is in good, merchantable, and salable condition.

3.8 Accounts Receivable; Accounts Payable.

(a) Schedule 3.8(a) of the Disclosure Letter contains a complete and accurate list of all accounts receivable in the accounting records of Company, and related to the Assets, as of October 31, 2014 (collectively, the “Accounts Receivable”), which list sets forth the aging of such Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

(b) Schedule 3.8(b) of the Disclosure Letter contains a complete and accurate list of all trade accounts payable in the accounting records of Company, and related to the Assumed Contracts, as of October 31, 2014 (collectively, the “Accounts Payable”), which list sets forth the payment terms of each such Accounts Payable. All such Accounts Payable represent valid obligations of Company arising from goods or services actually received by Company in the Ordinary Course of Business.

3.9 Taxes.

(a) Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Assets. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Except as disclosed on Schedule 3.9(a) of the Disclosure Letter, Company has not requested or been (or is) the beneficiary of any extension of time within which to file any Tax Return with respect to any Assets. Company has paid in full, or made provision for the payment in full of, all Taxes that have or may have become due pursuant to those Tax Returns for which the Company is responsible (whether or not shown on any Tax Return) or otherwise, or pursuant to any assessment with respect to any of the Assets, except such Taxes, if any, as are listed on Schedule 3.9(a) of the Disclosure Letter and as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been reflected in the Financial Statements.

(b) Except as described on Schedule 3.9(b) of the Disclosure Letter, no foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Assets. Company has not received from any foreign, federal, state or local taxing authority or Governmental Body (including all jurisdictions where Tax Returns are not filed with respect to the Assets) (each, a “Taxing Authority” and collectively, the “Taxing Authorities”) any (i) notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or written proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority, in each case with respect to the Assets. Except as described on Schedule 3.9(b) of the Disclosure Letter, Company has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes with respect to the Assets.

(c) Company has collected all sales and use Taxes required to be collected with respect to the Assets, and has remitted or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished properly completed exemption certificates. Company (i) has in its possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of sales and use Taxes required to be collected and paid over by Company with respect to the Assets and regarding all exempt transactions by Company for all periods open under the applicable statute of limitations, and (ii) has maintained all such records and supporting documents in material compliance with all sales and use Tax statutes and regulations applicable thereto.

(d) None of the Assets, leased, licensed or used by Company, (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) is “tax exempt use property” (within the meaning of Section 168(h) of the IRC), (iii) is “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the IRC), (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the IRC or (v) is subject to a 467 rental agreement as defined in Section 467 of the IRC.

(e) Company has paid and filed all required Tax Returns with respect to any Tax imposed on the Company with respect to petroleum or any products thereof, motor fuels, taxable fuels, refined fuels or similar fuels or fuel products, whether imposed by the United States, any state thereof (or the District of Columbia) or any municipality or other local Government Body, or any foreign Government Body.

3.10 Compliance with Laws; Governmental Authorizations.

(a) Except as set forth on Schedule 3.10(a) or Schedule 3.15 of the Disclosure Letter:

(i) Company is, and at all times has been, in compliance in all material respects with each Law applicable to the Assets;

(ii) no event has occurred or circumstance exists (with or without notice or lapse of time) that (A) may constitute or result in a material violation by Company of, or a failure on the part of Company to comply with, any Law applicable to the Assets, or (B) may give rise to any material obligation on the part of Company to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature relating to the Assets; and

(iii) Company has not received any notice or other communication from any Governmental Body or any other Person, which has not already been previously remedied, regarding (A) any actual or alleged violation of, or failure to comply with, any Law applicable to the Assets, or (B) any actual or alleged obligation on the part of Company to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature relating to the Assets, and no such actual or alleged violation, or failure to comply with, any Law applicable to the Assets, would individually, or in the aggregate, result in a Material Adverse Effect with respect to the Company.

(b) Schedule 3.10(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Company related to the Retail Fuel Distribution Business or that otherwise relates to the Assets (collectively, the “Permits”). Each Governmental Authorization listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth on Schedule 3.10(b) of the Disclosure Letter:

(i) No event has occurred or circumstance exists that would (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any Governmental Authorization listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter.

(ii) Company has not received any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or failure to comply with any Governmental Authorization listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to, any Governmental Authorization listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter. All plans for corrective action, consent decrees, agreed orders, settlement agreements, long term remediation plans, reclamation, fines, penalties, assessments, fees and similar charges imposed on or assessed against Company by any Governmental Body with respect to the Retail Gasoline Distribution Business or that otherwise relates to the Assets have been either fully resolved or paid in full, excepting only those payable or requiring the performance of future reclamation with respect to citations, notices of material non-compliance and notices of material violation which are listed on Schedule 3.10(b) of the Disclosure Letter and designated as still outstanding and unresolved. Company is not subject to or under any cessation orders or cease and desist orders issued by any Governmental Body or any other Order compelling injunctive or similar relief with respect to the Retail Gasoline Distribution Business or that otherwise relates to the Assets.

(iii) All applications required to have been filed for the timely renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings, payments and fees required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(iv) The Governmental Authorizations listed on Schedule 3.10(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to allow Company to lawfully conduct and operate the Retail Gasoline Distribution Business in the manner it was conducted and operated by Company immediately prior to the consummation of the Contemplated Transactions.

3.11 Legal Proceedings; Orders.

(a) Except as set forth on Schedule 3.11(a) of the Disclosure Letter, there is no pending Proceeding (i) that has been commenced by or against Company that relates to or may adversely affect the Assets; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the Contemplated Transactions; or (iii) that is related to any of the Governmental Authorizations listed or required to be listed on Schedule 3.11(a) of the Disclosure Letter, except any such pending Proceedings that individually, or in the aggregate, would not result in a Material Adverse Effect with respect to the Company. To the Knowledge of Company, other than as set forth on Schedule 3.11(a), (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists which, to the Knowledge of Company, is likely to give rise to or serve as a basis for the commencement of any such Proceeding. Company has delivered or made available to EPP copies of all pleadings, correspondence, demands, notices and other documents relating to each Proceeding listed on Schedule 3.11(a) of the Disclosure Letter. The Proceedings listed on Schedule 3.11(a) of the Disclosure Letter will not have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.11(b) of the Disclosure Letter, (i) there is no Order to which Company is subject that relates to any of the Assets or Governmental Authorizations listed or required to be listed on Schedule 3.10(b) of the Disclosure Letter and (ii) neither Sam Simon nor any of the employees of the Company listed on Schedule 5.12 is subject to any Order that prohibits Sam Simon or such employees from engaging in or continuing any conduct, activity or practice relating the Assets.

(c) Except as set forth on Schedule 3.11(c) of the Disclosure Letter, (i) Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it is subject relating to the Assets (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply in all material respects with any Order listed or required to be listed on Schedule 3.11(b) of the Disclosure Letter; and (iii) Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order listed or required to be listed on Schedule 3.11(b) of the Disclosure Letter.

3.12 Absence of Certain Changes and Events. Except as set forth on Schedule 3.12 of the Disclosure Letter, since December 31, 2013, the Retail Gasoline Distribution Business has been conducted only in the Ordinary Course of Business and there has not been any:

(a) damage to or destruction of any of the Assets, whether or not covered by insurance, adversely affecting such Asset; and

(b) material change in the accounting methods or principles or Tax reporting principles used by Company;

(c) election or rescission of any election relating to Taxes or settlement or compromise of any Claim relating to Taxes, in each case, with respect to the Assets; or

(d) Material Adverse Effect, or any event or circumstance that may result in a Material Adverse Effect.

3.13 Material Contracts; No Defaults.

(a) Schedule 3.13(a) of the Disclosure Letter sets forth a complete and accurate list of all of (i) the fuel supply agreements relating to the Retail Gasoline Distribution Business, (ii) the commission agent agreements relating to the Retail Gasoline Distribution Business, and (iii) any other Contracts relating to the Retail Gasoline Distribution Business which are included in the Assets (collectively, the “Assumed Contracts”), provided, however, that the Assumed Contracts will not include any Contracts to be terminated by the Closing Date (the “Excluded Contracts”), such Excluded Contracts to be set forth on Schedule 3.13(a) and identified under the heading “Excluded Contracts”. Company has delivered to EPP true and complete copies of all such Fuel Supply Agreements, Commission Agent Agreements, and other Assumed Contracts included in the Assets.

(b) Except as set forth on Schedule 3.13(b) of the Disclosure Letter, each Contract identified or required to be identified on Schedule 3.13(a) is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(c) Except as set forth on Schedule 3.13(c) of the Disclosure Letter, for each Contract identified or required to be identified on Schedule 3.13(a) : (i) Company is, and at all times has been, in material compliance with all applicable terms and requirements of each of the Contracts to which it is a party; (ii) to the Knowledge of the Company each other Person that has or had any obligation or liability under any such Contracts is, and at all times has been, in compliance with all applicable terms and requirements of such Contract; (iii) the Company has not received any written notice or, to the Company’s Knowledge, any oral or other notice that any event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; and (iv) Company has not given to or received from any Person any notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(d) Schedule 3.13(d) of the Disclosure Letter contains a complete and accurate list, and Company has delivered or made available to EPP true and complete copies, of each power of attorney relating to the Assets that is currently effective and outstanding.

(e) Except as set forth on Schedule 3.13(e) of the Disclosure Letter, there are no Unamortized Funds relating to the Assets. Any Unamortized Funds set forth on

Schedule 3.13(e) of the Disclosure Letter relate solely and exclusively to the Assets. Notwithstanding the foregoing, the Unamortized Funds shall also include the unamortized balance of the loan made by Phillips66 Company to Company.

(f) There are no oral Contracts included among the Assets.

(g) Schedule 3.13(g) of the Disclosure Letter sets forth a list of the branded supplier contracts between Company and the suppliers listed therein (each, a “Branded Supplier Contract” and collectively, the “Branded Supplier Contracts”). A Branded Supplier Contract shall be deemed to be an (i) “Assumed Contract” to the extent such Branded Supplier Contract is assigned by Company to EPP at Closing or (ii) an “Excluded Contract” to the extent such Branded Supplier Contract is terminated by Company prior to or at Closing

3.14 Insurance. Schedule 3.14 of the Disclosure Letter sets forth a true and complete list of all policies, binders or insurance contracts under which the Assets are currently insured by Company (the “Insurance Policies”). The Insurance Policies are sufficient for Company’s compliance with all Laws applicable to the Assets, with all the requirements of Company’s suppliers, and all requirements set forth in the Assumed Contracts. Except as set forth on Schedule 3.14 of the Disclosure Letter, (i) each of the Insurance Policies is in full force and effect and will remain in full force and effect until the Closing, and (ii) there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy and (iii) Company is a named insured under the Insurance Policies.

3.15 Environmental Matters. Except as disclosed on Schedule 3.15 of the Disclosure Letter:

(a) To the Knowledge of the Company, the Company is in compliance with Environmental Law. The Company has not received written notice, nor has any Knowledge of any oral notices, (A) from any Governmental Body or other Person that it is not in compliance with Environmental Law, or (B) of any actual or threatened citation, directive, notice, Order, demand, summons, or written inquiry, warning or other communication from (i) any Governmental Body or private citizen purporting to act in the public interest, or (ii) the current or prior owner or operator of any Facilities or adjoining properties of any Facilities, of or concerning any actual, potential or claimed violation of or failure to comply with any Environmental Law, of or concerning any actual, threatened or claimed obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to (x) any of the Facilities, or (y) any property, including but not limited to any waste disposal facility, from, to or at which Hazardous Substances were transported, generated, imported, processed, manufactured, treated, stored, handled, refined, used, transferred, disposed, discharged, Released, recycled or received by the Company or by any other Person for whose conduct the Company is, or may be, held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending, or to the Knowledge of the Company, threatened, Claims, Encumbrances (other than Permitted Encumbrances) or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting (i) any of the Assets, or (ii) any of the Facilities.

(c) The Company has not received written notice, nor has any Knowledge of any oral notices, of any citation, directive, notice, Order, demand, summons, or inquiry, warning or other communication that relates to Hazardous Activity, Hazardous Substances or any alleged, actual or potential violation of or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to (i) any of the Assets, (ii) any of the Facilities, or (iii) any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, processed, imported, used, owned, processed or possessed by the Company, or by any other Person for whose conduct the Company is or may be held responsible, have been transported, whether for treatment, storage, disposal, recycling, reclamation or otherwise, including any claim against any state or federal underground storage tank cleanup response fund.

(d) Neither the Company nor, to the Knowledge of Company, any other Person for whose conduct the Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to (i) any of the Assets described in the Disclosure Letter, (ii) any of the Facilities, or, (iii) to the Knowledge of the Company, any property physically, geologically or hydrologically adjoining the Facilities.

(e) Except for Hazardous Substances used in connection with the Retail Gasoline Distribution Business in compliance with Environmental Laws, to the Knowledge of the Company, there are no Hazardous Substances present on or in the Environment at the Facilities or, to the Knowledge of the Company, at any physically, geologically or hydrologically adjoining property, including, any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or deposited or located in land, ground water, surface water, sediments, sumps or any other part of the Facilities. Except for Hazardous Activity in connection with the Retail Gasoline Distribution Business in compliance with Environmental Laws, the Company has not permitted or conducted, or, to the Knowledge of the Company, is aware of, any Hazardous Activity conducted with respect to (i) any of the Assets, or (ii) any of the Facilities, which could result in any Environmental, Health and Safety Liabilities.

(f) There are no surface impoundments, pits or lagoons in which Hazardous Substances are being treated, stored, or disposed of have been located on the Owned Real Property or any property subject to Leases. To the Knowledge of Company, no Hazardous Substances have been found in any potable water (excluding potable water supplied by governmental authorities) used to supply the Owned Real Property or property subject to Leases. To the Knowledge of Company, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or other Hazardous Substances in an amount or concentration so as to violate Environmental Laws are located on the Owned Real Property or property subject to Leases.

(g) To the Knowledge of the Company, there has been no Release or Threat of Release of any Hazardous Substances from or by (i) any of the Assets, (ii) any of the Facilities,

or (iii) any physically, geologically or hydrologically adjoining property, whether by the Company or any other Person, which Release or Threatened Release has not been fully remediated or otherwise addressed in compliance with the applicable Environmental Laws of the relevant Governmental Bodies with jurisdiction. Documentation of such remediation or compliance, to the extent in the possession of the Company, has been identified and made available to EPP pursuant to Section 3.15(g) hereof.

(h) The Company has delivered, or identified and made available, to EPP true and complete copies of all reports, correspondence from Governmental Bodies, and the results of all studies, analyses, tests and monitoring, possessed or initiated by the Company and (i) pertaining to Hazardous Substances or Hazardous Activities in, on or under the Facilities, or (ii) concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

(i) Except as otherwise listed in Section 3.15(i) of the Disclosure Letter, all USTs located on the Sites included among the Assets have been registered and are currently registered with the appropriate Government Authority, and all required registration fees and transfer charges and Taxes or impositions therefore and voluntary fees for trust fund participation have been paid in full. Company has maintained all Permits and taken all actions through the Closing Date necessary to maintain eligibility for reimbursement under Environmental Laws. Within fifteen (15) days following the Effective Date, Company shall provide an updated Schedule 3.15(i) which sets forth, for each UST located on a Site that is included among the Assets, the following information: (i) the size/capacity of the tank; (ii) the materials from which the tanks was made; (iii) the storage contents of the tank; (iv) the date of installation of the tank; and (v) the type of piping material used in conjunction with the tank

3.16 Intellectual Property. Set forth on Schedule 3.16 of the Disclosure Letter is a list of all trademarks, service marks, and trade names which are licensed to Company by third parties and necessary to the conduct of the Retail Gasoline Distribution Business as conducted as of the date of this Agreement (the “Marks”). Company possesses a valid license to all Marks, and no claim is pending or, to the Knowledge of Company, threatened to the effect that the business or operations of Company infringe upon, misappropriate or conflict with the rights of any other Person with respect to the Marks, and there is no valid basis for any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of Company, threatened to the effect that any Marks licensed to Company, or which Company otherwise has the right to use, is invalid or unenforceable by Company or the licensor thereof, and there is no basis for any such claim (whether or not pending or threatened). None of the licensors of the Marks to Company have threatened or, to the Knowledge of Company, intend to terminate Company’s rights to license and use the Marks.

3.17 Certain Payments; Grants and Allowances. Except as set forth on Schedule 3.17 of the Disclosure Letter, with respect to the Assets, neither Company nor any manager, director, officer, partner, agent or, to the Knowledge of the Company, any employee of Company, or any other Person associated with or acting for or on behalf of Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or any Related Person of Company, in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Company.

3.18 Customers and Suppliers. Schedule 3.18 of the Disclosure Letter contains a list of the top 10 customers (relating to the Assets) of Company (determined on the basis of revenues) for the fiscal year ended December 31, 2013 and a list of the top 10 suppliers of Company related to the Retail Gas Distribution Business (determined on the basis of the cost to Company, as applicable, of items or services purchased by Company, as applicable) for the fiscal year ended December 31, 2013. Except as set forth on Schedule 3.18 of the Disclosure Letter, since December 31, 2013, there has not been (i) any material adverse change in the business relationship of Company with any of its customers and suppliers listed on Schedule 3.18 of the Disclosure Letter, or (ii) any material adverse change in the terms (including credit terms) of the agreements or other arrangements with any such customers or suppliers listed on Schedule 3.18 of the Disclosure Letter. Since December 31, 2013, Company has not received any written, and to the Knowledge of the Company, any oral customer complaints concerning its products and services, other than complaints in the Ordinary Course of Business which have not, and are not likely to have, individually or in the aggregate, an adverse effect on Company’s relationship with any customer listed on Schedule 3.18 of the Disclosure Letter. To the Knowledge of the Company, none of the customers of, or suppliers to, Company, listed on Schedule 3.18 of the Disclosure Letter, has a current intention to suspend deliveries or to cancel, terminate or otherwise modify their relationship with Company.

3.19 Relationships With Related Persons. Except as set forth on Schedule 3.19 of the Disclosure Letter, no shareholder or other equity holder, officer, member, manager or other equity owner or Related Person of Company has, or since December 31, 2013, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Retail Gasoline Distribution Business of Company, including the Assets. No shareholder or other equity holder, officer, member, manager or other equity owner or Related Person of Company since December 31, 2013, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Company, or (ii) engaged in competition with Company with respect to the business of Company, or any line or portion thereof in any market presently served by Company. Except as set forth on Schedule 3.19 of the Disclosure Letter, no shareholder or other equity holder, officer, manager, or other equity owner or Related Person of Company is a party to any Contract with, or has any claim or right against the Assets. Except as set forth on Schedule 3.19 of the Disclosure Letter, there are no outstanding loans by Company to any shareholder or other equity holder, officer, member, manager or other equity owner or Related Person of Company.

3.20 Brokers or Finders. Except as set forth on Schedule 3.20 of the Disclosure Letter, neither Company nor any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, any Related Agreements, or the Contemplated Transactions.

3.21 Investment Representations. Company represents and warrants as follows:

(a) Other than as described in the LLC Agreement, the Class B Units to be issued pursuant to the Contemplated Transactions will be acquired for investment for Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and as such Company has no present intention of selling, granting any participation in, or otherwise distributing the same. Other than as described in the LLC Agreement, Company does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Class B Units.

(b) Company understands that, at the time of issuance, the Class B Units will not be registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder.

(c) Company confirms that it has such knowledge and experience in financial and business matters that Company is capable of evaluating the merits and risks of an investment in the Class B Units and of making an informed investment decision and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (ii) the purchase of the Class B Units to be purchased by Company hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Class B Units, and accordingly, it may not be possible for Company to liquidate its investment in case of emergency.

(d) Company is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act.

(e) Company understands that, other than as described in the LLC Agreement, the Class B Units may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such sale or disposition or an available exemption from registration under the Securities Act, the Class B Units must be held indefinitely. In particular, Company is aware that the Class B Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about EPP. Such information is not now available and EPP has no present plans to make such information available.

3.22 Solvency. Company is not entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Company and EPP contained in this Agreement are true and correct in all material respects, at and immediately after the Closing and after giving effect to both the Contemplated Transactions and the payment of the Consideration at Closing as set forth in Section 1.2, each of the representations in the following clauses (a)-(d) will be true and correct: (a) the sum of the respective debts, including contingent and unliquidated debts, of

Company will not be greater than Company’s property, at a fair valuation; (b) the present fair salable value of the assets of Company will not be less than the amount required to pay Company’s probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured; (c) Company will not have unreasonably small capital with which to conduct any business in which it is or is about to become engaged; and (d) Company will not intend to incur, and will not believe and should not reasonably believe that it will incur, debts beyond its ability to pay as they mature. There is not pending with respect to Company, or, to the Knowledge of Company, threatened against Company, any petition in bankruptcy, any assignment for the benefit of creditors, or any petition seeking reorganization or arrangement under the federal bankruptcy laws or those of any state.

3.23 Dealer Security Deposits. Schedule 3.23 of the Disclosure Letter contains a true and complete list of all security (or similar) deposits made by Company’s dealers to Company under or in connection with the Assumed Contracts, including (a) the specific amounts and forms thereof (i.e., cash, letter of credit, or some other form); (b) the site number to which the deposit corresponds; and (c) the address to which each deposit corresponds (the “Dealer Security Deposits”). Company currently holds all the Dealer Security Deposits in accounts to which it has direct and immediate access. All such Dealer Security Deposits are being held in accordance with the terms of the Assumed Contracts or other agreements to which Company is a party. None of the Dealer Security Deposits is subject to any contest, Claim, or right of set-off, including any Claim relating to the amount or validity of such Dealer Security Deposit; no such contest, Claim, or right has been threatened or asserted; and, to the Knowledge of Company, no event has occurred or circumstance exists which is likely to give rise to or serve as a basis for the commencement of any such contest or Claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EPP

EPP represents and warrants to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as set forth in the EPP Disclosure Letter, and the schedules attached thereto, delivered by EPP to the Company on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. EPP has made a good faith effort to ensure that the disclosure on each schedule of the EPP Disclosure Letter corresponds to the section referenced herein. However, for purposes of the EPP Disclosure Letter, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1 Organization and Good Standing. EPP is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware with full limited liability company or other applicable power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Authority.

(a) This Agreement has been, and the Related Agreements to which EPP is a party, when executed and delivered by EPP will be, duly and validly executed and delivered by EPP, and this Agreement is, and the Related Agreements to which EPP is a party, when executed and delivered by EPP, will be, the valid and binding obligations of EPP, enforceable against EPP in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles.

(b) Except as set forth on Schedule 4.2(b) of the EPP Disclosure Letter, neither the execution and delivery of this Agreement or any of the Related Agreements nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of any of the Organizational Documents of EPP, or (B) any resolution adopted by the board of directors, managers, partners, members or partners (as the case may be) of EPP;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which EPP, or any of the assets owned, leased, licensed or used by such entity, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by EPP that would be reasonably expected to have a material adverse effect on EPP’s business or operations;

(iv) cause EPP to become subject to, or to become liable for the payment of, any Tax;

(v) violate or breach the terms of, cause a default under, conflict with, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under any Contract, where such event would be reasonably expected to have a material adverse effect on EPP’s business or operations;

(vi) result in the cancellation, forfeiture, revocation, suspension or modification of any of the assets owned, leased, licensed or used by EPP, where such assets are material to the continued conduct of the business of EPP substantially in the matter currently conducted;

(vii) except for any Encumbrances arising out of or related to the Existing Credit Facility, result in the imposition or creation of any Claim or Encumbrance upon or with respect to any of the assets owned, leased, licensed or used by EPP.

(c) EPP is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation or performance of any of the Contemplated Transactions, other than (i) any immaterial Consent, the absence of which would not materially interfere with the ability of EPP to continue to conduct its business substantially in the same manner as currently conducted, and (ii) the Consents set forth on Schedule 4.2(c) of the EPP Disclosure Letter.

4.3 Compliance with Laws; Governmental Authorizations.

(a) EPP is, and at all times has been, in compliance in all material respects with each Law applicable to EPP’s business.

(b) No event has occurred or circumstance exists (with or without notice or lapse of time) that (A) may constitute or result in a material violation by EPP of, or a failure on the part of EPP to comply with, any Law applicable to its business, or (B) may give rise to any material obligation on the part of EPP to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature relating to EPP’s business.

(c) EPP has not received any notice or other communication from any Governmental Body or any other Person, which has not already been previously remedied, regarding (A) any actual or alleged violation of, or failure to comply with, any Law applicable to its business, or (B) any actual or alleged obligation on the part of EPP to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature relating to its business.

(d) EPP has all required Governmental Authorizations necessary to allow EPP to lawfully conduct and operate its business as presently conducted and operated by EPP immediately prior to the consummation of the Contemplated Transactions and each such Governmental Authorization is valid and in full force and effect.

(e) No event has occurred or circumstance exists that would (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any Governmental Authorization held by EPP, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization held by EPP.

(f) EPP has not received any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or failure to comply with any Governmental Authorization held by EPP, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to, any Governmental Authorization held by EPP. All plans for corrective action, consent decrees, agreed orders, settlement agreements, long term remediation plans, reclamation, fines, penalties, assessments, fees and similar charges imposed on or assessed against EPP by any Governmental Body with respect to its business have been either fully resolved or paid in full. EPP is not subject to or under any cessation orders or cease and desist orders issued by any Governmental Body or any other Order compelling injunctive or similar relief with respect to the operation of its business.

(g) All applications required to have been filed for the timely renewal of any Governmental Authorizations held by EPP have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings, payments and fees required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.4 Legal Proceedings; Orders.

(a) There is no pending Proceeding (i) that has been commenced by or against EPP that relates to or may adversely affect EPP’s business; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the Contemplated Transactions; or (iii) that is related to any of the Governmental Authorizations held by EPP. To the Knowledge of EPP, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists which, to the Knowledge of EPP, is likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no (i) Order to which EPP is subject that relates to EPP’s business or the Governmental Authorizations held by EPP, and (ii) no officer, senior executive, director or manager of EPP is subject to any Order that prohibits such officer, senior executive, director, or manager from engaging in or continuing any conduct, activity or practice relating to EPP’s business.

4.5 Brokers or Finders. Except as set forth on Schedule 4.5, neither EPP nor any of its respective officers and agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, any of the Related Agreements or the Contemplated Transactions.

4.6 Investment Company Act. EPP is not, and will not immediately after the Closing be deemed to be, an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

4.7 Capitalization. Schedule 4.7 of the EPP Disclosure Letter sets forth for EPP and each of its subsidiaries before giving effect to the Contemplated Transactions: (i) its name and jurisdiction of incorporation or organization; (ii) the number of authorized, issued and outstanding shares and treasury shares of its capital stock, limited liability company interests, or other equity interests; (iii) the identity of its stockholders, members or owners; and (iv) the number of shares, limited liability company interests or other equity interests held by each such stockholder, member or owner. All of the issued and outstanding shares and treasury shares, limited liability company interests or other equity interests of EPP and its subsidiaries were duly authorized and have been validly issued, are fully paid and nonassessable, were held of record and beneficially by the respective Persons as set forth on Schedule 4.7 of the EPP Disclosure Letter immediately prior to giving effect to the Contemplated Transactions and will be held of record beneficially by the respective Persons set forth on Schedule 4.7 of the EPP Disclosure

Letter immediately after giving effect to the Contemplated Transactions, and each such record and beneficial owner of such shares, limited liability company interests or other equity interests has or will have (as applicable) good and valid title to the shares, limited liability company interests and other equity interests as set forth on Schedule 4.7 of the EPP Disclosure Letter. The Class B Units in EPP to be issued to AE Holdings pursuant to Section 1.2 have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, subject to the LLC Agreement. EPP has delivered to Company true, correct and complete copies of its Certificate of Formation and its LLC Agreement and all amendments thereto.

4.8 Financial Statements. Schedule 4.8 of the EPP Disclosure Letter sets forth EPP’s audited balance sheets and the related statements of income for each of the fiscal years ended December 31, 2011, 2012 and 2013 (collectively, the “EPP Financial Statements”). The EPP Financial Statements have been prepared on an accrual basis throughout the periods covered thereby, present fairly in all material respects the financial condition and results of operations of EPP’s business as at the respective dates of and for the periods referred to in the EPP Financial Statements.

4.9 Absence of Certain Changes. Since December 31, 2013, there has not been any:

(a) material change in the accounting methods or principles or Tax reporting principles used by EPP;

(b) election or rescission of any election relating to Taxes or settlement or compromise of any Claim relating to Taxes, in each case, with respect to EPP’s business; or

(c) a Material Adverse Effect, or any event or circumstance that may result in a Material Adverse Effect.

4.10 Sufficiency of Funds. EPP, including any equity from its equity partners, will have on the Closing Date sufficient funds on hand in cash or available under its existing credit facility, as such credit facility may be expanded prior to or in conjunction with the Closing, to permit EPP to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Noncompete; Nonsolicitation; Nondisparagement; Confidentiality.

(a) During the period commencing on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date, or (ii) the date that is the second (2nd) anniversary of the date that Sam Simon ceases to be a member of the Board of Managers of EPP (such period referred to herein as the “Restricted Period”), Company agrees that it will not at any time during the Restricted Period, directly or indirectly, or by action in concert with others (except for EPP and/or its Affiliates and then only as authorized by EPP), create, establish or form or obtain an ownership interest in, or assist any Person in creating, establishing or forming, a Person that is engaged in the Restricted Business within the Non-Compete Area (each as defined below), or provide to any such Person any services (as an employee, consultant or otherwise) similar to or of the same nature as the services provided by EPP, or any Affiliate thereof, or Company; provided, however, that this restriction shall not prohibit Company from (i) owning less than three percent (3%) of the equity securities of any such Person, other than EPP (or any successor entity to EPP), that is a publicly traded company, (ii) owning equity securities of EPP (or any successor entity to EPP); (iii) operating the Company’s existing six (6) Indiana toll road sites to be supplied by EPP pursuant to the Toll Road Supply Agreement, (iv) soliciting new business solely at the direction and for the benefit of EPP, or (v) owning Gas Stations or convenience stores listed on Schedule 5.1(a). For purposes hereof, the term “Restricted Business” means the retail sale and/or distribution of motor vehicle fuel and fuel products to Gas Stations as a wholesale distributor between petroleum companies and the Gas Stations, and the term “Non-Compete Area” means the area within fifty (50) miles of any of the Assets, including any and all Company Facilities located within such 50-mile radius.

(b) During the Restricted Period, Company agrees that it will not, and will cause each of its Controlled Affiliates not to, without the prior written consent of EPP, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any person who, immediately prior to such hiring, was an employee or officer of an EPP Entity, or (ii) induce or attempt to induce any such employee or officer to leave his or her employment with an EPP Entity; provided, however, that nothing herein shall limit or restrict Company’s ability to hire any employee or officer who responds to a general solicitation by Company.

(c) During the Restricted Period, Company will not, and will cause each of its Controlled Affiliates not to, without the prior written consent of EPP, directly or indirectly, for its own account or on behalf of any other Person, in any way solicit or interfere with, disrupt or attempt to disrupt, any relationships between any EPP Entity and any customers (including any associated with, or to be acquired as part of, the Assets), subcontractors, suppliers or other Persons with whom it deals as of the Closing Date related to the Retail Gasoline Distribution Business.

(d) Company agrees that it will not at any time disparage EPP, the EPP Entities or any manager, officer, director, member, equity holder, employee, consultant or agent of EPP or the EPP Entities, in their respective capacities as such.

(e) Company shall maintain the confidentiality of, and not use at any time or disclose to or for the benefit of any Person other than EPP or the EPP Entities, confidential or proprietary information, knowledge or data regarding the Assets, including, but not limited to, any facts, information, customer lists, pricing lists, accounts, financial dealings, transactions or confidential matters, whether or not marked or otherwise identified as confidential or secret; provided that this Section 5.1(e) shall not apply to information: (A) that becomes available to Company after the Closing Date from a source other than EPP or Company or any of their respective Representatives (and not as a result of a violation of a contractual restriction or fiduciary duty); or (B) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty). Notwithstanding the preceding sentence, Company may, and may permit, disclosure of such information (V) to its Representatives; (W) in connection with any litigation concerning the rights and obligations of the parties to this Agreement; (X) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (Y) if required by a Governmental Body; or (Z) to avoid violating any applicable Law; provided that Company will, to the extent practicable, promptly notify EPP thereof and cooperate with EPP at EPP’s reasonable request and sole cost if EPP should seek to obtain an Order that confidential treatment will be accorded to such information.

(f) Company acknowledges and agrees that the restrictions set forth in this Section 5.1 are necessary to protect the legitimate business interests of EPP, including preservation of the goodwill that Company is conveying hereunder. Company further acknowledges that all of the restrictions in this Section 5.1 are reasonable in all respects, including duration, geographical limitation and scope of activity restricted and no greater than necessary to protect EPP’s legitimate business interests. In the event that it is judicially determined that the restrictions set forth in this Section 5.1 are overly broad, such restrictions will be reformed to the extent necessary to make such restrictions reasonable. Company agrees that each of the covenants contained in this Section 5.1 shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between Company and EPP. Company agrees that the existence of any claim or cause of action by Company against EPP or any other entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants and restrictions contained in this Section 5.1, except to the extent any such claim or cause of action is directly related to an ongoing breach by EPP of EPP’s payment obligations to Company as set forth in Section 1.2. Company acknowledges that an actual breach, or threatened breach, by Company of the provisions of this Section 5.1 shall cause irreparable harm to EPP, which harm may not be fully redressed by the payment of damages to EPP. Accordingly, EPP shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining Company from any breach or threatened breach of this Section 5.1. Moreover, in the event of a breach by Company of this Section 5.1, the term of this covenant will be extended by the period of the duration of such breach

5.2 Tax Matters.

(a) Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, Company hereby agrees to indemnify EPP and hold it harmless from and against (i) any and all liability for Taxes with respect to the Retail Gasoline Distribution Business for any Tax period ending on (and including) or prior to the Closing Date, (ii) any and all liability for Taxes with respect to the Retail Gasoline Distribution Business for any Straddle Period to the extent allocated to the portion of the Straddle Period ending on (and including) the Closing Date in accordance with Section 5.2(b), (iii) all liability for Taxes with respect to the Retail Gasoline Distribution Business and arising out of a breach of the representations and warranties contained in Section 3.9, (iv) in the case of clauses (i), (ii) or (iii), all reasonable legal, accounting, appraisal, consulting or similar fees and expenses attributable to such Taxes or liabilities. Indemnity claims under this Section 5.2(a) shall be governed by procedures substantially similar to those set forth in Sections 9.6 and 9.7, as applicable. For the avoidance of doubt, in no event shall the limitations set forth in Section 9.5(a) apply to any indemnification pursuant to this Section 5.2(a). Company will have no liability under this Section 5.2(a) unless on or before the expiration of sixty (60) days after the end of the applicable statute of limitations period, EPP notifies Company of a claim specifying the factual basis of such claim in reasonable detail.

(b) Straddle Period. In the case of Taxes with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on (and including) the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the tax period of Company with respect to the relevant assets ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to property, assets or capital, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Cooperation on Tax Matters. From and after the Closing Date, the parties hereto shall cooperate fully, each as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.2 and any audit, litigation or other Proceeding with respect to Taxes, which cooperation shall include the retention for at least seven (7) years and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Returns or any such audit, litigation or other Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

(d) Transfer Taxes. Company shall pay all Transfer Taxes, if any, and Company shall pay all income (or similar) Taxes, if any, incurred as a result of the Contemplated Transactions, regardless of the party on which such Taxes are imposed by Law. Each of the parties hereto agrees to cooperate from and after the Closing Date to obtain, or otherwise provide and make available to the other parties any usage or exemption or other similar certificates or information reasonably requested by the other party in connection with minimizing Transfer Taxes.

(e) Notice of Audit. Company shall promptly notify EPP in writing upon receipt by Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Company that reasonably may be expected to relate to or give rise to a lien on the Assets or the Retail Gasoline Distribution Business. Each of EPP and the Company shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(f) Certificate of Non-Foreign Status. Company shall deliver to EPP at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Company’s non-foreign status.

(g) Adjustments to Contribution Amount. Except as required for U.S. federal income Tax purposes, any amount paid to the Company by EPP or by the Company to EPP pursuant to Article IX or Section 5.2(a) shall be treated as an increase or decrease, respectively, in the amount of consideration provided for in Section 1.2.

(h) Characterization of Payments. Company and EPP hereby acknowledge and agree that for U.S. federal income tax purposes Company’s contribution, sale, transfer, assignment, conveyance and delivery of the Assets to EPP in exchange for the Class B Units shall be treated as a tax-free contribution of the Assets to EPP in exchange for the Class B Units under Section 721(a) of the IRC. Any cash consideration received by Company shall be treated first as a reimbursement to Company for capital expenditures described in Treasury Regulation Section 1.707-4(d) to the extent such consideration does not exceed the amount of capital expenditures described in Treasury Regulation Section 1.707-4(d), and then as a as a part sale and a part contribution of its interests in the Assets to EPP to the extent that Treasury Regulation Section 1.707-4(d) is inapplicable. Each of the parties shall file its Tax Returns in a manner consistent with such treatment and will not take a position before any Taxing Authority or in any Tax Claim that is inconsistent with such treatment, except as otherwise required by applicable law or a “determination,” within the meaning of Section 1313(a)(1) of the IRC. Neither party makes any guarantee or representation with respect to this characterization.

(i) Allocation. EPP and the Company agree that to the extent the Company’s contribution, sale, transfer, assignment, conveyance and delivery of the Assets to EPP is treated for U.S. federal tax purposes as consideration for a sale under Section 1001 of the IRC, such consideration will be allocated among the Assets and the covenant not to compete contained in Section 5.1(a) of this Agreement as set forth on Schedule 5.2(i), subject to EPP’s third party valuation, and in accordance with Section 1060 of the IRC and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Notwithstanding the foregoing, if EPP’s third party valuation reflects an allocation of less than $57,000,000 to intangible assets, then each of EPP and the Company shall be permitted to utilize such allocation as it determines to be appropriate (and for purposes of this Agreement, each such respective allocation shall be treated as the “Allocation” to be used by EPP or the Company, as applicable). If the amount of the consideration provided for in Section 1.2 is adjusted pursuant to Article IX or Section 5.2(a), the Allocation shall be adjusted in a manner consistent with this Section 5.2(i).

(j) Tax Returns Consistent with Allocation. EPP and the Company shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation. Neither EPP nor the Company shall take any Tax position in consistent with such Allocation and neither EPP nor the Company shall agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent EPP or the Company from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither EPP nor the Company shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.

(k) Amended Returns for Company. Without the Consent of the other party, which consent shall not unreasonable be withheld, neither EPP nor Company (nor any Affiliates thereof) will amend, or cause to be amended, any Tax Returns that were filed by Company prior to the Closing Date or otherwise relate to any taxable periods ending on or before the Closing Date or any Straddle Periods.

(l) Return of Tax Rebates. Company shall be entitled to receive all tax rebates and refunds for which Company qualified prior to the Closing Date and which are attributable to Company’s operation of the Retail Gasoline Distribution Business prior to the Closing Date. EPP shall promptly deliver to Company all such tax rebates and refunds actually received by EPP.

5.3 Books and Records. Company acknowledges and agrees that, from and after the Closing, EPP will be entitled to copies of all books and records to the extent related to the Assets for calendar years 2011, 2012, and 2013, and year to date 2014. Company will, on the Closing Date, deliver or make available to EPP such copies of all such books and records.

5.4 EFT Agreements. Both Company and EPP shall use best faith efforts to obtain and deliver, on or before the date which is three (3) Business Days prior to the Closing Date, electronic fund transfer (“EFT”) forms (including EPP’s form contact sheet), on a form provided by EPP, from Company’s customers.

5.5 Communications with Company Gas Stations and Suppliers. Promptly following the full execution of this Agreement, Company shall immediately initiate communications with its customers and the oil companies, inform them of the Contemplated Transactions, and request any estoppel certificates, EFT forms and assignment agreements required by this Agreement. Company hereby agrees that EPP shall be involved in such communications with Company’s customers and oil companies and EPP shall be permitted to meet with Company’s customers after such notification has been sent by Company.

5.6 Efforts. During the period from the Effective Date to the Closing Date, each of Company and EPP shall (i) use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 and Section 7.2, respectively, to be satisfied on or prior to January 5, 2015 and, if not by such date, then as soon thereafter as possible and (ii) cooperate in good faith to consummate the Contemplated Transactions.

5.7 Conduct of Business Prior to the Closing. Between the Effective Date and the Closing, Company shall (a) carry on the Retail Gasoline Distribution Business in the Ordinary Course of Business, (b) take no material action out of the Ordinary Course of Business; (c) comply with the terms of the Assumed Contracts and refrain from terminating, assigning, or materially amending the terms of any of the Assumed Contracts except with the consent of EPP or to the extent permitted by this Agreement; (d) refrain from creating any Encumbrances with respect to the Assets; (e) refrain from selling or disposing of any Asset; or (f) maintain the Assets in a manner that complies with all requirements of Law and is consistent with its Ordinary Course of Business.

5.8 Notice.

(a) Prior to the Closing Date, each of the Company and EPP shall promptly provide notice to the other of any breach of any representation or warranty of Company or EPP respectively or any fact or circumstance that would or would reasonably be likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance. Should any such breach relate to the Disclosure Letter or EPP Disclosure Letter, Company or EPP shall promptly deliver to the other a supplement to the Disclosure Letter or the EPP Disclosure Letter. No such notice or delivery will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of EPP or Company respectively under this Agreement (including EPP’s or the Company’s rights hereunder to indemnification).

(b) Prior to the Closing Date, each of Company and EPP respectively shall promptly provide notice to the other of any breach of any covenant of Company or EPP respectively or any fact or circumstance that could make the satisfaction of any condition in Section 7.1 with respect to notice from the Company under this Section 5.8(b) or Section 7.2 with respect to notice from EPP under this Section 5.8(b) impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by Company or EPP with respect thereto. No such notice will be deemed to have cured any breach of any covenant or affect any right or remedy of EPP or Company under this Agreement (including EPP’s or Company’s rights hereunder to indemnification).

5.9 No Shop. Unless and until this Agreement is terminated in accordance with its terms, Company agrees that during the period between the date of this Agreement and the Closing Date (the “Exclusivity Period”), neither it nor any of its direct or indirect shareholders, directors, management, employees, agents, representatives, professional advisors, bankers or other affiliates will, directly or indirectly, hold discussions or negotiate with, or otherwise cooperate with, facilitate, solicit, or encourage any effort or attempt, by any person or entity regarding the acquisition of any of the Assets. During the Exclusivity Period, Company shall notify EPP immediately if any other person contacts it or makes any proposal, offer or inquiry concerning such an acquisition, which notice shall include the details of such contact, proposal, offer, and/or inquiry.

5.10 Fuel Supply Rights and Fee Simple Properties.

(a) Fuel Supply Rights. At any time after the Effective Date, if Company sells, assigns, or transfers to any third party other than EPP any of the owned real property listed on Schedule 5.10(a) (such parcel of or interest in such owned real property, a “Target Site”), a deed restriction (the “Deed Restriction”) shall be placed within the deed of conveyance restricting such real property for a minimum term of ten (10) years from the Closing Date from selling motor fuel products unless such motor fuel products are supplied by EPP or its assigns, provided, however, EPP agrees to subordinate the Deed Restriction to a mortgage lien from a lender that provides financing to the dealer to purchase the Target Site. Schedule 5.10(a) of the EPP Disclosure Letter lists the purchase price EPP allocated to the supply rights for each Target

Site (the “Target Site Purchase Price”). EPP represents and warrants to Company that the Target Site Purchase Price is based on a minimum ten year term to supply such Target Site. Company shall ensure that the agreements and instruments executed, delivered, and/or filed with respect to such sale, assignment, or transfer provide that EPP’s fuel supply rights hereunder run with the owned real property, such that the transferee shall be bound by and subject to the terms of this Section 5.10 upon any sale, assignment, or transfer by transferee of such real property without the need for any further action or writing by or for the benefit of EPP. EPP may, but shall not be required to, take such actions and make such filings (including filings in the applicable land records offices), as it may deem necessary or appropriate to secure, protect, and/or preserve its rights hereunder and Company shall promptly cooperate with EPP for such purpose upon request by EPP. Company acknowledges and agrees that it shall be prohibited from consummating any sale, transfer or assignment of any Target Site without such Deed Restriction. Notwithstanding anything to the contrary, if a purchaser of a Target Site will not agree to the Deed Restriction for a minimum of ten (10) years following the Closing, Company shall have the right to sell the Target Site to such purchaser by paying to EPP the prorated share of the Target Site Purchase Price for the time period which is the difference between ten (10) years and the length of the Deed Restriction agreed to by such purchaser.

(b) Subsequent Purchase of Fee Simple Properties. On or before April 5, 2015 (the “Fee Simple Closing Date”), EPP shall purchase the Company retail Gas Station real property assets set forth on Schedule 5.10(b) attached hereto (the “Gas Station Assets”) at the purchase prices set forth on Schedule 5.10(b), subject to the satisfaction or waiver in writing of the following conditions: (i) Company providing EPP with any and all documentation and information reasonably requested by EPP and relating to such Gas Station Asset, including surveys, titles, and environmental due diligence; (ii) EPP being satisfied with the results of its environmental and title due diligence investigation of such Gas Station Asset; and (iii) Company delivering to EPP, prior to the closing date for the purchase of such Gas Station Asset any and all documents and instruments, in form and substance reasonably satisfactory to EPP, necessary to facilitate the consummation or performance of the sale and assignment of the Gas Station Asset to EPP, free and clear of all Encumbrances, except for Permitted Encumbrances. Company and EPP agree to cooperate and work in good faith with one another to consummate any purchases of Gas Station Assets by EPP and Company agrees to provide promptly to EPP any such reasonably requested documentation relating to the Gas Station Assets. EPP and Company acknowledge that the purchase price set forth in Schedule 5.10(b) for the property located at (x) 12181 Livernois, Detroit, Michigan (the “Livernois Property”)** is based upon a monthly rent of $5,000 although the actual monthly rent as of the Effective Date is $4,500 (the “Livernois Rent”), and (y) 5858 Telegraph, Taylor, Michigan (the “Telegraph Property”) is based upon a monthly rent of $3,200 although the actual monthly rent as of the Effective Date is $2,200 (the “Telegraph Rent”). If Company, by the Fee Simple Closing Date, does not amend the rental term of the lease for the Livernois Property to increase the monthly rent to $5,000 per month, EPP shall have the option of terminating its obligations under this Section 5.10(b) with respect to the Livernois Property. If Company, by the Fee Simple Closing date, does not amend the rental term of the lease for the Telegraph Property to increase the monthly rent to $3,200 per month, EPP shall have the option of terminating its obligations under this Section 5.10(b) with respect to the Telegraph Property. Notwithstanding anything herein to the contrary but subject to the terms and conditions of this Section 5.10(b) (including the conditions set forth in clauses (i) through (iii) above and any exercise by EPP of its option to terminate its obligations under this Section with respect to the Livernois Property or Telegraph Property), if EPP fails to purchase any of the Gas Station Assets by April 5, 2015 in accordance with the terms hereof, Company shall have the right to sell such Gas Station Assets to a third party subject to a Deed Restriction according to the terms set forth in Section 5.10(a) of this Agreement and the right to pursue a claim for breach of this Agreement (and such claim shall not be subject to Section 9.5(a)) against EPP for any direct, actual, out-of-pocket Damages suffered by Company as a result of EPP’s failure to consummate such acquisition, provided that the aggregate liability of EPP for Damages to Company pursuant to this Section 5.10(b) shall not exceed the amount of consideration that Company would have been entitled to receive in accordance with the purchase price of the applicable Gas Station Asset set forth on Schedule 5.10(b) had EPP consummated the acquisition of such Gas Station Asset. This Section 5.10(b) shall survive the Closing.

5.11 Access to Company Employees. During the period from the Effective Date to the Closing Date, EPP shall have the right to interview any employee of the Company whose name is set forth on Schedule 5.11 attached hereto. Company shall provide EPP full access to all employees listed on Schedule 5.11 together with such employees’ complete employment files. Company and EPP acknowledge and agree that EPP may, in its sole and absolute discretion, and in conjunction with the Contemplated Transactions, offer employment to any employee listed on Schedule 5.11.

5.12 Future Fuel Supply Rights and Future Purchased Retail Gas Stations. In the event that Company sources, other than with respect to the Trigg Business, (i) any wholesale fuel supply rights related to the retail distribution of gasoline, (ii) any fee simple real property parcels related to the retail distribution of gasoline, or (iii) any leasehold real property interests related to the retail distribution of gasoline (each such asset described in clauses (i) – (iii), a “Target Asset”) during the period from the Closing Date until the fifth (5th) anniversary of the Closing Date, then EPP shall have the right, but not the obligation, to acquire such Target Asset pursuant to the terms of this Section 5.12. Upon any sourcing of a Target Asset, Company shall give written notice (each, a “Closing Notice”) to EPP (a) setting forth a description of the Target Asset, including the purchase price proposed, the manner in which the purchase price was calculated, any proposed adjustments or related contingencies and conditions, the name and location of the Target Asset, and the names of the Target Asset owners, and (b) attaching any financial information and other written materials made available to Company in connection with the sourcing of the Target Asset. Upon receipt by EPP of the Closing Notice, any and all additional documents and information relating to the purchase of the Target Asset that are reasonably requested by EPP, and for the period ending (A) seven (7) Business Days thereafter for offers involving five (5) of more Target Assets, or (B) two (2) Business Days thereafter for offers involving less than five (5) Target Assets (each such period, an “Exercise Period”), EPP shall have the exclusive and irrevocable right to purchase the Target Asset at the price determined by the formula applicable to such Target Asset set forth on Schedule 5.12 attached hereto. EPP may exercise its purchase rights described in the prior sentence by providing Company with written notice of its election to purchase the Target Asset, which notice must be provided (if at all) by or before the expiration of the applicable Exercise Period (the “Election Notice”). Upon (i) EPP’s election (if at all) to purchase such Target Asset by delivery of an Election Notice, and (ii) EPP’s introduction to the owner of such Target Asset (if not Company), EPP shall consummate the acquisition of such Target Asset within fifteen (15) days for any acquisition involving wholesale fuel supply rights or within forty-five (45) days for any acquisition involving real property interests (each such period, the “Purchase Period”). If (i) Company receives an Election Notice from EPP and EPP subsequently fails to consummate the acquisition of such Target Asset within the applicable Purchase Period, and such failure is not substantially attributable to the breach, bad faith or uncooperativeness of Company or the third party who owns the Target Asset, (ii) EPP notifies Company in writing prior to the end of the applicable Exercise Period that it elects not to acquire such Target Asset, or (iii) EPP fails to send an Election Notice within the applicable Exercise Period, then EPP shall lose all rights hereunder to purchase such Target Asset and Company shall be free to sell such Target Asset to any other Person for any consideration determined by Company in its sole discretion. If EPP does not purchase a Target Asset, for any reason, Company shall be prohibited from supplying fuel (directly or indirectly) to such Target Asset. The parties covenant and agree to work together in a diligent, good faith manner to meet any deadlines and satisfy any obligations set forth in this Section 5.12. Notwithstanding anything to the contrary, if EPP delivers an Election Notice to Company and subsequently fails to consummate the acquisition of such Target Asset within the applicable Purchase Period, and such failure is solely attributable to EPP’s breach of its obligations to such third party and/or Company in conjunction with such acquisition, Company shall have the right to pursue a claim for breach of this Agreement (and such claim shall not be subject to Section 9.5(a)) against EPP for any direct, actual, out-of-pocket Damages suffered by Company as a result of EPP’s failure to consummate such acquisition, provided, that the aggregate liability of EPP for Damages to Company pursuant to this Section 5.12 shall not exceed the amount of consideration that Company would have been entitled to receive in accordance with the formulas set forth on Schedule 5.12 had EPP consummated the acquisition of such Target Asset. This Section 5.12 shall survive the Closing.

5.13 Filings and Notifications; Cooperation. As promptly as practicable after the Effective Date, and in any event within the applicable time period prescribed by Law, EPP shall, and shall cause each of its Related Persons to, make all filings and notifications required by Law to be made by them in connection with the Contemplated Transactions (including all filings under the HSR Act). The Company shall, and shall cause each of its Related Persons to, cooperate with EPP, its Related Persons, and their respective Representatives (a) with respect to all filings and notifications that EPP or its Related Persons elect to make or shall be required by Law to make in connection with the Contemplated Transactions, (b) in identifying and obtaining the Governmental Authorizations required by EPP to own and operate the Retail Gasoline Distribution Business and the Assets from and after the Closing Date, and (c) in obtaining all Consents identified in Schedule 3.2(c) (including taking all actions requested by EPP to cause early termination of any applicable waiting period under the HSR Act).

5.14 No Amendments to the LLC Agreement. EPP shall not change, modify, alter, supplement or amend the LLC Agreement, a true and correct copy of which is attached hereto as Exhibit B, or any part thereof, in any way prior to Closing, with the exception of the LLC Amendment attached hereto as Exhibit C, without the prior written consent of the Company.

5.15 Performance of Simon Non-Compete and Non-Solicitation Agreement. EPP acknowledges that it has received a copy of the Non-Compete and Non-Solicitation Agreement entered into by and among Sam Simon (“Simon”), Lehigh Gas Partners LP, Lehigh Gas Wholesale LLC, LGP Realty Holdings LP and Lehigh Gas Wholesale Services, Inc., on or

about May 21, 2014 (the “Simon Non-Compete Agreement”). EPP agrees that it shall conduct its business and cause its Affiliates to conduct their businesses at all times in a manner that will permit Simon to perform his obligations under the Simon Non-Compete Agreement and that will not cause Simon to breach his obligations under the Simon Non-Compete Agreement. This Section 5.15 shall survive the Closing.

5.16 Company’s Right to Reimbursement from Third-Party and Governmental Sources and Post-Closing Remediation Obligations.

(a) Company shall retain the rights to any reimbursements (“Reimbursements”) from private, state, local and federal sources (“Sources”), including but not limited to reimbursements from the Indiana Department of Environmental Management, Illinois Environmental Protection Agency or other similar agency, for work Company has performed to remediate the environmental condition of a Site caused by a Release, but has not received Reimbursements by Closing. To the extent that Reimbursements require that the underground storage tanks at a Site be owned or registered by the applicant, EPP hereby agrees to cooperate with the Company in applying for and otherwise seeking Reimbursements on Company’s behalf, and receiving such Reimbursements. EPP shall convey any Reimbursements received by EPP to Company. This Section 5.16 shall survive the Closing.

(b) Company shall (i) continue to remediate any and all releases and resolve all unresolved and open environmental issues set forth on Schedule 3.15 of the Disclosure Letter, and (ii) be solely responsible for any and all environmental liabilities arising from the Company’s pre-Closing ownership and operation of the Assets, at Company’s sole cost and expense. Company shall remediate all releases and resolve all unresolved and open environmental issues in accordance with and to the extent required by Environmental Laws, until such time as the relevant Governmental Body confirms in writing that no further action is necessary with respect to such Site(s) set forth on Schedule 3.15 of the Disclosure Letter. All such remediation shall be scheduled and performed in a manner and at times that comply with Environmental Laws and are consistent with best commercially reasonable efforts, but no longer or greater in scope than that required by the applicable Governmental Body. If performing remediation that affects the Assets, Company shall use commercially reasonable efforts to limit interference with EPP’s ongoing business activities as the Site(s).

(c) This Section 5.16 shall survive the Closing.

5.17 Accounts Receivable; Credit Cards.

(a) Accounts Receivable Matters.

(i) A/R Statement. On or before 5:00 p.m. (Eastern Time) on the day following the Closing Date, Company shall deliver to EPP a statement of accounts receivable (reflecting both credit and debit balances) (the “A/R Statement”) reflecting, on a site-by-site basis, all current accounts receivable on Company’s books and records as of 11:59 p.m. (Eastern Time) on the Closing Date relating to the Assumed Contracts, except that the A/R Statement shall not include any accounts receivable which are not current and/or currently in collections. The A/R Statement shall be accompanied by a certificate, duly executed by the President/CEO of

Company, certifying that such A/R Statement is true, complete, and accurate in all respects and consistent with the books and records of Company as of 11:59 p.m. (Eastern Time) on the Closing Date. In the event EPP has any questions or comments relating to the A/R Statement, Company shall respond promptly and work in good faith with EPP to answer such questions and comments and shall immediately amend and re-deliver to EPP the A/R Statement as may be appropriate under the circumstances. If either party thereafter determines that one or more actual or potential inaccuracies exist in the A/R Statement, the parties shall work in good faith to resolve such inaccuracies promptly.

(ii) Credit Card Statement. On the date which is five (5) days after the Closing Date (such date, the “CC Payment Date”), EPP shall (i) deliver to Company a credit card statement (the “CC Statement”) reflecting, on a site-by-site basis, any and all credit card payments attributable to the Assumed Contracts actually received by EPP during the period starting at 12:01 am (EST) on the day after the Closing Date and ending at 11:59 p.m. (EST) on the day that is five (5) days after the Closing Date (the “CC Cutoff Date”); and (ii) pay to Company, by wire transfer of immediately available funds to an account designed in writing by Company to EPP, the total amount of all credit card payments reflected on the CC Statement, on a site by site basis, provided, in no event shall the amount of such credit card payments, on a site-by-site basis, exceed the amount of the accounts receivable reflected, on a site by site basis, on the A/R Statement.

(iii) Credit Balances. On the CC Payment Date, Company shall pay to EPP, by wire transfer of immediately available funds to an account designed in writing by EPP to Company, an amount equal to the aggregate value of all credit balances set forth on the A/R Statement as owed by Company to any customer who is a party to an Assumed Contract. Immediately upon receipt of such funds, EPP shall apply such funds as a credit to the accounts of such customers, in the amounts set forth in the A/R Statement.

(iv) Security Deposits. At Closing, the Security Deposits, as set forth on Schedule 3.23 of the Disclosure Letter, relating to any of the customers who are party to any of the Assumed Contracts and have an accounts receivable balance owed to Company as of the Closing Date shall be put into escrow with the Title Company (each a “Security Deposit Customer”). In the event that Company, after applying any payments received from EPP under Section 5.17(a)(ii) above, drafts a Security Deposit Customer and such draft is returned for insufficient funds or otherwise by such Security Deposit Customer’s bank, the parties hereby agree as follows (i) first, for a period of five (5) Business Days after the date such draft is returned for insufficient funds or otherwise, the parties shall work in good faith together to collect such funds from such Security Deposit Customer (including EPP possibly putting such customer on “credit hold”), and (ii) second, in the event that such funds cannot be recovered from such Security Deposit Customer within such five (5) Business Day period, then EPP hereby agrees that Company shall have the right to draw upon the security deposit relating to such Security Deposit Customer to pay for such returned draft, provided, in no event shall (i) Company be permitted to draw funds in excess of the amount of any security deposit relating to such Security Deposit Customer, and (ii) EPP be liable for any shortfall amounts between the accounts receivable balance which is returned by a Security Deposit Customer and the amount of any security deposit relating to such Security Deposit Customer or otherwise. For any customers who have a security deposit and either have a credit balance or no accounts receivable due under the A/R Statement, such security deposits shall be immediately transferred by Company to EPP on the Closing Date.

(v) Examples. In order to illustrate the foregoing, the following examples are hereby provided:

(1) Example 1: If the A/R Statement reflects that for Customer A, Company has an accounts receivable balance of $10,000 as of the Closing Date and, as of the CC Cutoff Date, EPP has collected $10,000 in credit card payments relating to Customer A’s account that are reflected on the CC Statement, EPP shall wire such $10,000 to Company and Company would thereafter have a zero accounts receivable balance for Customer A and therefore would not draft Customer A’s account for any accounts receivable balance.

(2) Example 2: If the A/R Statement reflects that for Customer B, Company has an accounts receivable balance of $10,000 as of the Closing Date, and, as of the CC Cutoff Date, EPP has collected $20,000 in credit card payments relating to Customer B’s account that are reflected on the CC Statement, EPP shall wire $10,000 (of the $20,000 received by EPP via credit cards) to Company, Company would thereafter have a zero accounts receivable balance for Customer B and therefore would not draft Customer B’s account for any accounts receivable balance, and Empire would credit the remaining $10,000 to Customer B’s account on EPP’s accounting system.

(3) Example 3: If the A/R Statement reflects that for Customer C, Company has an accounts receivable balance of $30,000 as of the Closing Date, and, as of the CC Cutoff Date, EPP has collected $10,000 in credit card payments relating to Customer C that are reflected on the CC Statement, EPP shall wire such $10,000 to Company, Company would then credit such $10,000 to Customer C’s accounts receivable with Company (thus reducing Company’s accounts receivable balance to $20,000 for Customer C), and Company would thereafter be responsible for collecting such remaining receivables ($20,000, in this example), and EPP would have no obligation to collect such remaining receivables on Company’s behalf; provided, if Customer C is a Security Deposit Customer and provided Customer C returns the draft for such remaining receivables ($20,000, in this example) and the parties cannot recover after their good faith efforts, Company would be permitted to draw on Customer C’s security deposit up to an amount not to exceed the lesser of (i) the remaining receivables ($20,000, in this example), and (ii) the security deposit balance as of the Closing Date.

(b) Credit Card Processing (Post-Closing Date). It is anticipated that for a period of time after Closing, EPP will supply certain locations before the processing of credit card transactions for such locations is transferred from Company to EPP. Accordingly, the parties agree that (i) Company shall continue to process such credit card transactions until the processing of credit card transactions has been transferred to EPP, and (ii) hold all funds received by it in connection with processing such credit card transactions (in the aggregate, the “Credit Card Funds”) in escrow for the benefit of EPP. Each Wednesday after the Closing Date until all credit card processing is transferred to EPP, Company shall provide EPP with its reconciliation, on a site by site basis, of the Credit Card Funds to be paid over to EPP on such day; provided, for the initial five (5) days after the Closing Date, for each location that has an accounts receivable balance with Company, Company shall be permitted to deduct from the Credit Card Funds an amount equal to such accounts receivable balances due Company in an amount not to exceed the accounts receivable balance set forth in the A/R Statement, and amounts in excess of such amounts set forth in the A/R Statement shall be paid to EPP per the terms hereof. Within one (1) Business Day after EPP confirms Company’s reconciliation or Company and EPP resolve any disputes regarding the reconciliation, Company shall wire the agreed-upon Credit Card Funds to an account designated by EPP.

(c) The provisions of this Section 5.17 shall survive the Closing Date.

5.18 Capital Expenditure Reimbursement. Schedule 5.18 of the Disclosure Letter sets forth a list of Sites and the amount of actual, out-of-pocket funds expended by Company for each Site in 2014 (the “Reimbursable Capital Expenditures”). EPP shall reimburse Company for the Reimbursable Capital Expenditures at such time as EPP receives (i) co-op funds from Phillips66 Company for the Reimbursable Capital Expenditures related to the Phillips66 branded Sites, and (ii) Marathon Spirit Funds from Marathon Petroleum Company L.P. for the Reimbursable Capital Expenditures related to the Marathon branded Sites. This Section 5.18 shall survive the Closing.

5.19 Site #6038. After the Effective Date, Company and EPP shall cooperate and use commercially reasonable efforts to affect the purchase by either Company or EPP of the real property located at 22600 Harper Avenue, St. Clair Shores, Michigan, 48080 (“Site 6038”). If neither Company nor EPP is able to acquire Site 6038 and EPP subsequently loses the right to supply fuel to Site 6038 for any reason, Company shall take all actions necessary to replace the lost fuel supply volume formerly attributable to Site 6038 with the same amount of fuel volume from other fuel supply relationships owned or acquired by Company.

5.20 Management Agreements. Schedule 5.20 is a list of management agreements (collectively, the “Management Agreements”) between FT Ventures and the entities listed thereon (collectively, the “Managers”) for the sites listed on said schedule (the “Managed Sites”). FT Ventures acknowledges (i) it owns each of the Managed Sites, (ii) the Management Agreements provide for FT Ventures to pay the Managers a commission for the fuel volume sold by the Managers at the Managed Sites (the “Commission Terms”), and (iii) it does not have an independent right to supply the Managed Sites. Prior to Closing, FT Ventures agrees to cause (i) each of the Management Agreements to be amended to exclude the Commission Terms, and (ii) each of the Managers to enter into a supply agreement with Atlas or B&R for the supply of fuel to each of the Managed Sites on the Company’s standard form agreement, which shall include the Commission Terms and be for a term not to exceed the term of the corresponding Management Agreement (the “Managed Sites Fuel Supply Agreements”). Upon delivery of the Managed Sites Fuel Supply Agreements to EPP, EPP and Company shall amend the Agreement to include the Managed Sites Fuel Supply Agreements as Assumed Contracts, which shall be assigned to EPP at Closing, and the Management Agreements as Excluded Contracts.

ARTICLE VI

TERMINATION

6.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual consent of EPP and Company;

(b) by EPP if a material breach of any provision of this Agreement has been committed by Company;

(c) by Company if a material breach of any provision of this Agreement has been committed by EPP;

(d) by EPP if satisfaction of any condition in Section 7.1 by February 28, 2015 or such later date as the parties may agree upon (the “End Date”) becomes impossible (other than through the failure of EPP to comply with its obligations under this Agreement);

(e) by Company if satisfaction of any condition in Section 7.2 by the End Date becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement);

(f) by EPP if the Closing has not occurred on or before the End Date, unless EPP is in material breach of this Agreement; or

(g) by Company if the Closing has not occurred on or before the End Date, unless Company is in material breach of this Agreement.

6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 6.2 and Article XI (General Provisions), and any other provision that by its terms is intended to survive termination, will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination (except as provided in this Section 6.2, Article XI (General Provisions), and any other provision that by its terms is intended to survive termination).

ARTICLE VII

CONDITIONS TO CLOSE

7.1 EPP’s Conditions. The obligation of EPP to consummate the Contemplated Transactions shall be conditioned on the occurrence, or waiver by EPP, of each of the following conditions (except to the extent any such conditions are expressly waived by EPP in writing):

(a) all of the representations and warranties made by Company in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date);

(b) all of the covenants and obligations that Company is required to comply with or to perform at or prior to the Closing Date (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects at or prior to Closing;

(c) no action or proceeding shall be pending or threatened seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement and/or the consummation of the Contemplated Transactions;

(d) neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause EPP to suffer any adverse consequence under, any applicable Law;

(e) since the date of this Agreement there shall have been no Material Adverse Effect as to the Company;

(f) EPP shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on any of the Assets, of all such Encumbrances (other than Permitted Encumbrances described in clauses (i) through (vi) and clause (viii) of the definition of “Permitted Encumbrances”) effective on or prior to the Closing, or if no Encumbrances exist, then EPP shall have received a letter from Company’s lender confirming the absence of Encumbrances on any of the Assets;

(g) EPP shall have received written evidence satisfactory to it that each of the Consents set forth on Schedule 3.2(c) of the Disclosure Letter will have been obtained in form and substance reasonably satisfactory to EPP and will be in full force and effect;

(h) EPP shall have determined, in its reasonable discretion, that it is satisfied with the results of its environmental due diligence and title examinations relating to the Assets;

(i) EPP shall have received copies of all executed subordination, attornment and non-disturbance agreements (each, an “SNDA”), in form and substance reasonably acceptable to EPP, covering the Owned Real Property, if applicable;

(j) B&R shall be a wholly owned Subsidiary of Holding Company as of the Closing Date; and

(k) Company shall have made all the deliveries to EPP set forth in Section 8.2.

7.2 Company’s Conditions. The obligation of Company to consummate the Contemplated Transactions shall be conditioned on the occurrence, or waiver by Company, of each of the following conditions (except to the extent any such conditions are expressly waived by Company in writing):

(a) all of the representations and warranties made by EPP in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date);

(b) all of the covenants and obligations that EPP is required to comply with or to perform at or prior to the Closing Date (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects;

(c) no action or proceeding shall be pending or threatened seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement and/or the consummation of the Contemplated Transactions;

(d) neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Company to suffer any adverse consequence under, any applicable Law;

(e) since the date of this Agreement there shall have been no Material Adverse Effect as to EPP;

(f) Governmental Authorization of the Contemplated Transactions pursuant to the HSR Act will have been obtained;

(g) EPP shall have been granted or otherwise obtained all Permits needed for the ownership of the Assets by EPP and the performance of its obligations under the Assumed Contracts, from and after the Closing Date in accordance with applicable law;

(h) the Consents listed on Schedule 7.2(h) (the “Required Consents”);

(i) Termination of the Excluded Contracts or, if termination is infeasible for any reason, the assignment of the Excluded Contracts to EPP; and

(j) EPP shall have made all the deliveries to Company set forth in Section 8.3.

ARTICLE VIII

CLOSING

8.1 Closing. Subject to Article VI (Termination), the closing of the transactions provided for in this Agreement (the “Closing”) shall take place at 9:00 a.m., Washington, D.C. time, by electronic transmission (or at such other place or by such other means as the parties hereto may agree) on or before January 5, 2015 or at such other date and time as EPP and Company may otherwise agree, provided that on or prior to that date all conditions set forth in Article VII (Conditions to Close) have been satisfied or waived (the “Closing Date”). If all conditions set forth in Article VII (Conditions to Close) are not satisfied or waived by January 5, 2015, subject to Article VI (Termination), the Closing will take place within three (3) Business Days following the date upon which all conditions set forth in Article VII have been satisfied or waived (other than conditions to be satisfied on the Closing Date).

8.2 Company Closing Deliveries. At the Closing, Company shall deliver (or make available) or cause to be delivered (or made available):

(a) one or more assignment, assumption, and bill of sale agreements (each, an “Assignment Agreement”), and other required assignment or conveyance documents, in form and substance reasonably satisfactory to EPP, providing for the assignment and transfer of the Assets to EPP, duly executed by Company;

(b) the Addendum, duly executed by Company;

(c) the Joinder to Parent Pledge Agreement, duly executed by AE Holdings;

(d) the Transportation Agreement, duly executed by Atlas Oil Transportation, Inc.;

(e) the Office Lease Agreement, duly executed by Holding Company;

(f) the Restrictive Covenant Agreements, duly executed by Sam Simon;

(g) the Toll Road Supply Agreement, duly executed by Company;

(h) a Subway Purchase Agreement for each location listed on Schedule 8.2(h), duly executed by Company;

(i) a UST Registration Transfer Form for each UST listed on the updated Schedule 3.15(i) to be delivered within fifteen days (15) of the Effective Date;

(j) copies of all third party and governmental Consents that (i) are listed on Schedule 3.2(c) of the Disclosure Letter and Schedule 3.10(b) of the Disclosure Letter and (ii) that are otherwise required for the valid transfer of the Assets as contemplated by this Agreement;

(k) copies of the resolutions or consents of the board and shareholders, as required, of Company authorizing and approving this Agreement and the Contemplated Transactions, certified by a duly authorized representative of such company to be true and complete and in full force and effect and unmodified as of the Closing Date;

(l) copies of all books and records related to the Assets, in accordance with Section 5.3, and true and complete copies of the Assumed Contracts (including all amendments, schedules, and exhibits thereto);

(m) certificates of good standing or existence with respect to Company issued by the appropriate Governmental Body of the jurisdiction of incorporation and of each jurisdiction in which Company is or should be qualified to transact business as of a date not more than ten (10) days prior to the Closing Date;

(n) evidence reasonably satisfactory to EPP that all Encumbrances on the Assets that are described on Schedule 8.2(n) attached hereto have been released (which Schedule 8.2(n) may be updated prior to the Closing Date, upon written request by EPP, to include any such additional Encumbrances as Company may in good faith agree are necessary and appropriate);

(o) using the Company’s best efforts, estoppel certificates executed by (i) the top 25 customers of Company (excluding tenants of Company) listed on Schedule 8.2(o), (ii) tenants of Company listed on Schedule 3.6(f) of the Disclosure Letter, and (iii) landlords listed on Schedule 3.6(g) of the Disclosure Letter,;

(p) electronic fund transfer (EFT) agreements duly executed by customers representing at least 80% of the accounts relating to the Retail Gasoline Distribution Business included in the Assumed Contracts, each in form and substance reasonably satisfactory to EPP;

(q) a certificate of non-foreign status in accordance with Section 5.2(f);

(r) a certificate signed by an officer of Company, certifying that the conditions set forth in Section 7.1(a)-(e) have been satisfied in all respects;

(s) originals of all Note Documents (or a lost note affidavit if Company is unable to locate the original of any Note Document) listed on Schedule 8.2(s), together with allonges, and any other assignment documents reasonably requested by EPP, each in form and substance reasonably satisfactory to EPP, and duly executed and delivered by the Company, that are necessary to affect the transfer in full of Company’s right, title and interest in and to the Note Documents from Company to EPP;

(t) with respect to each Owned Real Property, (i) a special warranty deed under applicable law (each, a “Deed”), in form and substance reasonably satisfactory to EPP, and (ii) any other documents required by the title company, duly executed by Company;

(u) the Managed Sites Fuel Supply Agreements, each duly executed by Company and FT Ventures; and

(v) such other documents as EPP may reasonably request for the purpose of (i) evidencing the accuracy of Company’s representations and warranties, (ii) evidencing the performance by Company or the compliance by Company with any covenant or obligation required to be performed or complied with by Company, or (iii) otherwise necessary to facilitate the consummation or performance of any of the Contemplated Transactions.

8.3 EPP Closing Deliveries. At the Closing, EPP shall deliver or cause to be delivered:

(a) copies of the resolutions of the Board of Managers of EPP (i) authorizing and approving this Agreement and the Contemplated Transactions, (ii) authorizing the issuance of Class B Units to AE Holdings pursuant to Section 1.2(a), and (iii) reflecting the appointment of Sam Simon as a member of the Board of Managers and Chair of the Strategy Committee of the Board of Managers of EPP, effective upon Closing and certified by a duly authorized representative of EPP to be true and complete and in full force and effect and unmodified as of the Closing Date;

(b) the portion of the Consideration to be delivered by EPP pursuant to Section 1.2(b);

(c) the Addendum, duly executed by EPP;

(d) the LLC Amendment, duly executed by EPP;

(e) the Joinder to Parent Pledge Agreement, duly executed by EPP;

(f) the Assignment Agreements, each duly executed by EPP;

(g) the Transportation Agreement, duly executed by EPP;

(h) the Office Lease Agreement, duly executed by EPP;

(i) the Toll Road Supply Agreement, duly executed by EPP;

(j) the Subway Purchase Agreements, duly executed by EPP; and

(k) such other documents as Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of EPP, (ii) evidencing the performance by EPP of, or the compliance by EPP with, any covenant or obligation required to be performed or complied with by EPP or (iii) otherwise necessary to facilitate the consummation of any of the Contemplated Transactions.

ARTICLE IX

INDEMNIFICATION; REMEDIES

9.1 Survival; Right To Indemnification Not Affected By Knowledge.

(a) All representations, warranties, covenants and obligations in Article III and Article IV of this Agreement, the Disclosure Letter, and the EPP Disclosure Letter will survive the Closing until the applicable expiration dates specified in Section 9.4 after which an indemnification Claim may no longer be made.

(b) The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

9.2 Indemnification and Payment of Damages by Company. Except to the extent that Taxes are separately addressed in Section 5.2(a) (and not by this Article IX), from and after the Closing, Atlas, B&R, FT Ventures and AE Holdings, jointly and severally, shall indemnify and hold harmless EPP and its Representatives, members and other equity owners and controlling persons, and their Related Persons (collectively, the “EPP Indemnified Parties”) against and from, and shall pay to the EPP Indemnified Parties the amount of, any Damages arising directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Company in Article III of this Agreement or the Disclosure Letter;

(b) any breach by Company of any covenant or obligation of Company contained in this Agreement or the Related Agreements; and

(c) all Excluded Liabilities.

All claims for indemnification by EPP Indemnified Parties pursuant to this Section 9.2, and actions required to be taken by EPP Indemnified Parties under this Article IX (including as indemnified parties), shall be made or taken exclusively by EPP, in any case for the benefit of the EPP Indemnified Parties, and not by any other EPP Indemnified Party.

9.3 Indemnification and Payment of Damages by EPP. From and after the Closing, EPP shall indemnify and hold harmless Company and its respective Representatives and members (the “Company Indemnified Parties”) against and from, and shall pay to the Company Indemnified Parties the amount of any Damages arising directly or indirectly from or in connection with (a) any breach of any representation or warranty made by EPP in this Agreement or the EPP Disclosure Letter, (b) any breach by EPP of any covenant or obligation of EPP contained in this Agreement or the Related Agreements, (c) the Assumed Obligations. All

claims for indemnification by Company Indemnified Parties pursuant to this Section 9.3, and actions required to be taken by Company Indemnified Parties under this Article IX (including as indemnified parties), shall be made or taken exclusively by Company for the benefit of the Company Indemnified Parties, and not by any other Company Indemnified Parties.

9.4 Time Limitations.

(a) Representations and Warranties of Company.

(i) Company will have no liability under Section 9.2 with respect to any representation or warranty of Company (other than those in Section 3.1 (Organization and Good Standing; Power), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.6 (Title), Section 3.9 (Taxes), Section 3.15 (Environmental Matters), Section 3.20 (Brokers or Finders), and Section 3.22 (Solvency), which are addressed below), unless on or before the earlier of (i) the 30th day following the completion of the financial audit of the financial statements of EPP (including the Assets being acquired under this Agreement) as of and for the year ending December 31, 2015, or (ii) May 15, 2016 (such earlier time and date is referred to herein as the “Indemnification Notification Date”), EPP notifies the Company of a claim specifying the factual basis of that claim in reasonable detail in accordance with either Section 9.6 or Section 9.7, as applicable. No claim for indemnification with respect to the representations and warranties described in the immediately preceding sentence may be made after the Indemnification Notification Date, and if no such claim notice is given by the Indemnification Notification Date in accordance with either Section 9.6 or Section 9.7, as applicable, then all liability of Company with respect to all of Company’s representations and warranties described in the immediately preceding sentence shall thereupon be immediately extinguished.

(ii) Company will have no liability under Section 9.2 with respect to any representation or warranty contained in Section 3.9 (Taxes) or Section 3.15 (Environmental Matters) unless on or before the expiration of sixty (60) days after the end of the applicable statute of limitations period, EPP notifies Company of a claim specifying the factual basis of such claim in reasonable detail in accordance with either Section 9.6 or Section 9.7, as applicable. No claim for indemnification with respect to the representations and warranties described in the immediately preceding sentence may be made after the expiration of the applicable statute of limitations period, and if no such claim notice is given by the expiration of the applicable statute of limitations period in accordance with either Section 9.6 or Section 9.7, as applicable, then all liability of Company with respect to Company’s representations and warranties described in the immediately preceding sentence shall thereupon be immediately extinguished.

(iii) The representations and warranties of Company set forth in Section 3.1 (Organization and Good Standing; Power), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.6 (Title), Section 3.20 (Brokers or Finders), and Section 3.22 (Solvency) shall survive the Closing indefinitely. In order to make a claim for indemnification under Section 9.2 with respect to the representations and warranties described in the immediately preceding sentence, EPP shall notify Company of a claim specifying the factual basis of such claim in reasonable detail in accordance with either Section 9.6 or Section 9.7, as applicable.

(b) Representations and Warranties of EPP. EPP will have no liability under Section 9.3 with respect to any representation or warranty of EPP contained in this Agreement, unless on or before the Indemnification Notification Date, Company notifies EPP of a claim specifying the factual basis of that claim in reasonable detail in accordance with either Section 9.6 or Section 9.7, as applicable. No claim for indemnification with respect to any representation or warranty of EPP may be made after the Indemnification Notice Date. If no such claim notice is given by the Indemnification Notification Date in accordance with either Section 9.6 or Section 9.7, as applicable, then all liability of EPP with respect to all of EPP’s representations and warranties described in the immediately preceding sentence shall thereupon be immediately extinguished.

9.5 Limitations on Indemnification Amounts.

(a) Subject to Section 9.5(b), Company will have no liability pursuant to Section 9.2 until the total of all Damages for which the EPP Indemnified Parties are entitled to indemnification pursuant to Section 9.2 exceeds, in the aggregate, $250,000 (the “EPP Deductible”) at which point the EPP Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 9.2 exceeding the EPP Deductible. Subject to Section 9.5(b), the aggregate liability of Atlas, B&R, FT Ventures and AE Holdings for Damages under Section 9.2 shall be limited to $9,250,000 (the “Company Liability Cap”), and in no event, shall Atlas, B&R, FT Ventures and AE Holdings be liable under Section 9.2, to the extent that the aggregate indemnification payments for Damages hereunder would exceed the Company Liability Cap.

(b) Notwithstanding anything in Section 9.5(a) to the contrary, in no event will the limitations set forth in Section 9.5(a) apply (a) to the extent of any fraud or knowing and intentional misconduct by Company, (b) with respect to any breach of any representation or warranty pursuant to Section 3.1 (Organization and Good Standing; Power), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.6 (Title), Section 3.9 (Taxes), Section 3.15 (Environmental Matters), Section 3.20 (Brokers or Finders), and Section 3.22 (Solvency) and (c) with respect to any indemnification pursuant to Section 5.2(a).

(c) Subject to Section 9.5(d), EPP shall have no liability pursuant to Section 9.3 until the total of all Damages for which the Company Indemnified Parties are entitled to indemnification pursuant to Section 9.3 exceeds, in the aggregate, $250,000 (the “Company Deductible”) at which point the Company Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 9.3 exceeding the Company Deductible. Subject to Section 9.5(d), the aggregate liability of EPP for Damages under Section 9.3 shall be limited to $3,250,000 (the “EPP Liability Cap”), and in no event, shall EPP be liable under Section 9.3, to the extent that the aggregate indemnification payments for Damages hereunder would exceed the EPP Liability Cap.

(d) Notwithstanding anything in Section 9.5(c) to the contrary, in no event will the limitations set forth in Section 9.4 apply (i) to the extent of any fraud or knowing and intentional misconduct by EPP, (ii) with respect to any breach of any representation or warranty pursuant to, Section 4.1 (Organization and Good Standing), Section 4.2(a) (Authority), and Section 4.5 (Brokers or Finders), and (iii) with respect to any breach of any covenants of EPP hereunder.

9.6 Procedure For Third Party Indemnification Claims.

(a) Promptly after receipt by an indemnified party under Section 9.2 or Section 9.3 of notice of the commencement of any Proceeding against it by a Person other than a party hereto or a Related Person (a “Third Party Claim”), such indemnified party will, if a claim is to be made against an indemnifying party under either Section 9.2 or Section 9.3, give written notice to the indemnifying party of the commencement of such Third Party Claim (together with a statement specifying in reasonable detail the nature of the claim for which indemnification is being sought, to the extent known, the amount of alleged Damages, and the basis for such Third Party Claim and the provisions of this Agreement upon which such indemnification claim is made), but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is materially prejudiced by the indemnified party’s failure to give such notice. Thereafter, the indemnified party shall deliver or make available to the indemnifying party, within five (5) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If any Third Party Claim is brought against an indemnified party and it (or, in the case of an EPP Indemnified Party, EPP) gives notice to the indemnifying party of the commencement of such Third Party Claim, the indemnifying party shall have the right, at its option, to assume the defense, negotiation and settlement of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense, negotiation and settlement of such Third Party Claim, the indemnifying party will not, except as otherwise provided below and as long as it diligently conducts such defense, be liable to the indemnified party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation; provided, however, that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of the defense of a Third Party Claim (A) if the indemnifying party, in response to a written request by the indemnified party, fails to provide reasonable assurance to the indemnified party of the indemnifying party’s financial capacity to defend such Third Party Claim or (B) if the named parties to such Third Party Claim include both the indemnified party and the indemnifying party and the indemnified party shall have been advised in writing by outside legal counsel reasonably satisfactory to the indemnifying party that there are one or more legal or equitable defenses available to the indemnified party that conflict with those defenses available to the indemnifying party. If the indemnifying party assumes the defense of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification pursuant to this Article IX; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s prior written consent unless as part of such compromise or settlement (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party in accordance with this Article IX; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent in violation of this Section 9.6(b).

(c) If the notice contemplated by Section 9.6(a) is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party shall have the right to conduct such defense in good faith and shall proceed reasonably diligently to defend such Third Party Claim. If the indemnified party defends any Third Party Claim, then (i) the indemnified party shall be entitled to recover the reasonable costs and expenses of defending such Third Party Claim to the extent the indemnified party is otherwise entitled to indemnification pursuant to this Article IX and (ii) the indemnified party may not settle or compromise any Third Party Claim or admit any liability with respect to such Third Party Claim or permit a default or consent to entry of any judgment without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed). If the indemnifying party elects to conduct the defense of the Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in (but not control) any such defense with separate counsel at the expense of the indemnifying party (i) if so requested by the indemnifying party to participate or (ii) if in the reasonable opinion of legal counsel to the indemnified party, an actual conflict exists between the indemnified party and the indemnifying party that would make it inappropriate under applicable standards of professional conduct to have common counsel; and provided, further, that the indemnifying party shall not be responsible for the costs and expenses of more than one counsel for all indemnified parties in connection with any Third Party Claim.

(d) The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, and to provide reasonable access to the other parties hereto to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by the indemnifying party. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives of the indemnified party available on a mutually convenient basis to provide additional information and explanation of any material provide hereunder.

(e) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding would adversely affect it or any of its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Third Party Claim (and shall not be liable for any Damages resulting therefrom, whether pursuant to this Article IX or otherwise) so defended or any compromise or settlement effected without the indemnifying party’s consent (which may not be unreasonably withheld).

9.7 Procedure for Other Indemnification Claims. It is the intent of the parties hereto that all direct claims by an indemnified party against an indemnifying party hereto not arising out of a Third Party Claim shall be subject to and benefit from the terms of this Article IX. Any claim under this Article IX by an indemnified party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) shall be asserted by giving the indemnifying party reasonably prompt written notice thereof (together with a statement specifying in reasonable detail the nature of the Direct Claim for which indemnification is being sought, to the extent known, the amount of alleged Damages, and the basis for such Direct Claim and the provisions of this Agreement upon which such Direct Claim is made), and the indemnifying party shall have a period of 30 days within which to satisfy such Direct Claim. If the indemnifying party does not so respond within such 30-day period, the indemnifying party shall be deemed to have rejected such claim, in which event the indemnified party shall be free to pursue such remedies as may be available to the indemnified party under this Article IX.

9.8 Cumulative Remedies; Satisfaction of Indemnification Claims.

(a) Remedies. The remedies provided for in this Article IX are the exclusive remedies of the EPP Indemnified Parties and the Company Indemnified Parties (whether such claim is framed in tort, contract or otherwise), arising out of a breach of any representation, warranty, covenant or other agreement herein, including any claim for indemnification under Section 9.2 or Section 9.3; provided that nothing in this Section 9.8(a) shall be deemed to limit (i) any rights or remedies of such EPP Indemnified Party or Company Indemnified Party based on fraud, willful misconduct or intentional misrepresentation committed by the other party; (ii) the rights or remedies of any EPP Indemnified Party with respect to any breach of Section 3.1 (Organization and Good Standing; Power), Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.6 (Title), Section 3.9 (Taxes), Section 3.15 (Environmental Matters), Section 3.20 (Brokers or Finders), and Section 3.22 (Solvency) of this Agreement; (iii) or prevent any party from seeking specific performance, injunctive relief or equitable relief for claims of breach or failure to perform covenants under Article I, Article III, Article IV, Article V, Article IX or Article XI of this Agreement at any time after the Closing.

(b) Satisfaction of Indemnification Claims.

(i) All Claims for indemnification under this Article shall be paid by the indemnifying party on demand in immediately available funds in U.S. dollars after the liability for Damages thereunder have been finally determined.

(ii) If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the indemnifying party shall nevertheless pay when due in an amount that is not subject to dispute. The liability for Damages under any such Claims for indemnification shall be deemed to be “finally determined” for purposes of this Article when the parties to an action have so determined by mutual agreement or, if disputed, when a final non-appealable order of a court having competent jurisdiction has been entered.

(iii) Upon a determination of liability in respect of a Claim of indemnification under this Article, the indemnifying party shall pay the indemnified party the amount so determined (subject to the limitations hereof) within ten (10) Business Days after the date of determination (such tenth Business Day, the “Due Date”). The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest for each calendar day from the Due Date until payment in full at a rate per annum equal to the Applicable Rate on the Due Date. Upon the payment in full of any Claim of indemnification, the indemnifying party or other Person making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such Claim for indemnification.

ARTICLE X

DEFINITIONS

10.1 Definitions For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article X:

“AAA” shall have the meaning given such term in Section 11.11.

“Accounts Payable” shall have the meaning given such term in Section 3.8(b).

“Accounts Receivable” shall have the meaning given such term in Section 3.8(a).

“Addendum” means that certain Addendum to the LLC Agreement, dated as of the Closing Date, among EPP and the Company, in form and substance reasonably satisfactory to both EPP and the Company.

“Affiliate” means, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person to whom reference is made. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (a) to vote a majority of the outstanding voting securities of or voting interests in a Person, or (b) otherwise to direct the management policies of such Person by contract or otherwise.

“Agreement” shall have the meaning given such term in the Preamble.

“Allocation” shall have the meaning given such term in Section 5.2(i).

“Applicable Rate” means the prime rate of interest on the Due Date plus two percent (2.0%) per annum. For purposes of this Agreement, the “prime rate of interest” shall be that rate of interest published in The Wall Street Journal presently designated under the category of “Money Rates” as the “Prime Rate.” If, for any reason, The Wall Street Journal should cease publishing the “Prime Rate,” as used herein, the “Prime Rate of Interest” shall be the Prime Rate of Interest announced from time to time by the institution at which the Maker maintains its primary bank accounts. If the published “Prime Rate” shall be a range of rates, then the highest rate shall be the Prime Rate of Interest.

“A/R Statement” shall have the meaning given such term in Section 5.17(a)(i).

“Assets” means all of Company’s right, title and interest in and to the following assets: (a) the Assumed Contracts, (b) the Note Documents; (c) the books and records of the Company relating to the Retail Gasoline Distribution Business, (d) the Owned Real Property, (e) the Owned Fixtures and Improvements, (f) the Equipment and all other property, plant and equipment of the Retail Gasoline Distribution Business, (g) the Out Leases, (h) the In Leases, (i) the Motor Fuel Inventory, and (j) all of Company’s rights, claims, counterclaims, cross claims, credits, causes of action or rights of set-off against third parties relating to the Assets or the Assumed Obligations including unliquidated rights under manufacturers’ and vendors’ warranties and claims under or against insurance policies.

“Assignment Agreement” shall have the meaning given such term in Section 8.2(a).

“Assumed Contracts” shall have the meaning given such term in Section 3.13(a).

“Assumed Obligations” means any obligations of Company under or with respect to the Assumed Contracts (including any Unamortized Funds related thereto and as set forth on Schedule 3.13(e) of the Disclosure Letter), in each case to the extent actually transferred to EPP, but only to the extent that such obligations arise after the Closing and relate to post-Closing operations by EPP, were not required to be performed on or prior to the Closing, are disclosed pursuant to the provisions of such Assumed Contracts, and do not arise from or relate to Company’s failure to comply with the terms of such obligation; provided, however, that Assumed Obligations shall in no event include any obligations under the Excluded Assets or the Excluded Liabilities. Assumed Obligations shall also include Company’s obligations under any Branded Supplier Contracts assigned by Company to EPP at Closing for the Unamortized Funds set forth on Schedule 3.13(e) of the Disclosure Letter including, but not limited to, the unamortized balance of the loan made by Phillips66 Company to Company in the original principal amount of $3,180,266.32; provided that in the event that any Branded Supplier Contract is not assigned to EPP at Closing, the Assumed Obligations shall also include the unamortized funds relating to such unassigned Branded Supplier Contracts as such unamortized funds relate to the Fuel Supply Agreements and Commission Agent Agreements.

“Atlas” shall have the meaning given such term in the Preamble.

“AE Holdings” shall have the meaning given such term in the Preamble.

“Audit” means a physical audit or count of all of the Motor Fuel Inventory to be conducted jointly by the Company and EPP at each of the Facilities with a Commission Agent Agreement, commencing at the time and in the manner described in Article II.

“Back Audits” shall have the meaning given such term in Section 11.5(b).

“Branded Supplier Contract” shall have the meaning given such term in Section 3.13(g)

“Business Day” means each day other than a Saturday, Sunday, federal holiday or other day on which national banks in New York, New York are authorized or required by law to be closed.

“B&R” shall have the meaning given such term in the Preamble.

“CC Cutoff Date” shall have the meaning given such term in Section 5.17(a)(ii).

“CC Payment Date” shall have the meaning given such term in Section 5.17(a)(ii).

“CC Statement” shall have the meaning given such term in Section 5.17(a)(ii).

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended and comparable state statutes and regulations.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

“Class B Units” shall have the meaning given such term in the LLC Agreement.

“Closing” shall have the meaning given such term in Section 8.1.

“Closing Date” shall have the meaning given such term in Section 8.1.

“Closing Notice” shall have the meaning given such term in Section 5.12.

“Commission Agent Agreements” means those certain commission agent agreements entered into between the Company and the parties thereto, set forth on Schedule 3.13(a)(ii) of the Disclosure Letter.

“Commission Terms” shall have the meaning given such term in Section 5.20.

“Company” shall have the meaning given such term in the Preamble.

“Company Deductible” shall have the meaning given such term in Section 9.5(c).

“Company Indemnified Parties” shall have the meaning given such term in Section 9.3.

“Company Liability Cap” shall have the meaning given such term in Section 9.5(a).

“Consent” means any approval, consent, ratification, waiver or other authorization from any Person (including any Governmental Authorization).

“Consideration” shall have the meaning given such term in Section 1.2

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a) Company’s contribution, sale, transfer, assignment, conveyance and delivery of the Assets to EPP in exchange for the Consideration set forth in Article I;

(b) the execution, delivery and performance of any Related Agreements; and

(c) the performance by EPP and Company of their respective covenants and obligations under this Agreement.

“Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which Company has or may acquire any rights, (b) under which Company has or may become subject to any obligation or liability, or (c) by which Company or any of the assets owned, licensed or used by Company is or may become bound.

“Controlled Affiliate” means, with respect to a particular party, an Affiliate controlled by such party.

“Cost” means the Company’s most recent laid-in cost for such Motor Fuel Inventory. For purposes hereof, the term “laid-in cost” means the total cost incurred by the Company to place the goods in inventory and consists of such costs as invoice price, freight and state and local taxes less any rebates or prompt pay discount received by the Company.

“Credit Card Funds” shall have the meaning given such term in Section 5.17(b).

“Damages” any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment or diminution of value.

“Dealer Security Deposits” shall have the meaning given such term in Section 3.23.

“Deed” shall have the meaning given such term in Section 8.2(t).

“Deed Restriction” shall have the meaning given such term in Section 5.10(a).

“Direct Claim” shall have the meaning given such term in Section 9.7.

“Disclosure Letter” means the disclosure letter executed by a duly authorized representative of Company and delivered by Company to EPP concurrently with the execution and delivery of this Agreement.

“Dispute” means any controversy, claim or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including but not limited to alleged violations of state or federal statutory or common law rights or duties, all tort claims and all claims for punitive damages.

“Due Date” shall have the meaning given such term in Section 9.8(b)(iii).

“Effective Date” shall have the meaning given such term in the Preamble of this Agreement.

“EFT” shall have the meaning given such term in Section 5.4.

“Encumbrance” means any marital or community property interest, condition, equitable interest, lien, option, pledge, mortgage, deed of trust, security interest, lease, license, condemnation award, right of first refusal or offer, easement, right of way or restriction of any kind whatsoever, including any statutory landlord lien or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” shall have the meaning given such term in Section 6.1(d).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under an Environmental Law or an Occupational Safety and Health Law, including, without limitation, those consisting of or relating to:

(a)	any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)	fines, penalties, assessments, fees, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses;

(c)	financial responsibility for cleanup costs, corrective action or reclamation, including any investigation, cleanup, removal, containment, or other remediation, response or reclamation actions (“Cleanup”) (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, reclamation, corrective, investigative, or remedial measures.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)	advising appropriate authorities and employees of the threat of, intended or actual releases of pollutants, contaminants or hazardous substances or materials, of violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that could have an impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of pollutants, contaminants or hazardous substances or materials into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting natural resources, including land, air and water resources, species, or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, contaminants, oil, or other potentially harmful substances;

(g)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(h)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;

(i)	obtaining Governmental Authorizations prior to engaging in any activities, conduct or actions impacting the Environment; or

(j)	protecting human health or the Environment.

“EPP” shall have the meaning given such term in the Preamble.

“EPP Disclosure Letter” means the disclosure letter executed by a duly authorized representative of EPP and delivered by EPP to Company concurrently with the execution and delivery of this Agreement.

“EPP Deductible” shall have the meaning given such term in Section 9.5(a).

“EPP Entities” means EPP and each of its Subsidiaries.

“EPP Financial Statements” shall have the meaning given such term in Section 4.8.

“EPP Indemnified Parties” shall have the meaning given such term in Section 9.2.

“EPP Liability Cap” shall have the meaning given such term in Section 9.5(c).

“Equipment” means all fuel fixtures and equipment now attached to or used in connection with the Owned Real Properties, Leases, and the Commission Agent Agreement sites included among the Assets including, without limitation, (a) all the equipment, machinery, furniture, fixtures and improvements, shelving, trade fixtures, business machines, ovens, cash registers, refrigeration equipment, tools, tooling, spare parts, supplies, computer hardware and software, any proprietary computer software utilized in the Retail Gasoline Distribution Business, including systems documentation and telephone switches related to point-of-sale and petroleum dispensing equipment, all petroleum marketing equipment, including, but not limited to, pumps, gasoline dispensers, fuel consoles, tanks, any equipment required pursuant to Environmental Laws, including environmental monitoring or upgrade equipment, and equipment or apparatus related to any of the foregoing, and any and all other items of equipment used by the Company in connection with the Retail Gasoline Distribution Business (including all leases of such property), (b) any rights of the Company to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and sellers of any such item, and (c) any related claims, credits, and rights of recovery with respect thereto, in each of the foregoing cases described in clauses (a)-(c) above, only to the extent located on the Owned Real Property and included among the Assets or used in the Retail Gasoline Distribution Business conducted at the Owned Real Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Excluded Assets” shall have the meaning given such term in Section 1.1.

“Excluded Contracts” shall have the meaning given such term in Section 3.13(a).

“Excluded Liabilities” means any debts, liabilities and obligations of any kind or character, whether known or unknown, now existing or hereafter arising, absolute, accrued or contingent liquidated or unliquidated or otherwise (whether or not disclosed in a schedule hereto) and any Damages or Claims, whether or not disclosed in a schedule hereto, to the extent that such debts, liabilities, obligations, Damages and Claims arise out of, relate to or result from (a) the ownership, operation or use of the Retail Gasoline Distribution Business or the Assets, in each case, prior to the Closing Date including any failure by Company to pay accounts payable which arose prior to the Closing Date, (b) tortious conduct relating to the Retail Gasoline Distribution Business or which Company committed prior to the Closing Date, (c) violation of Legal Requirements committed prior to the Closing Date that relate to the Retail Gasoline Distribution Business or Company or its predecessors (including violations of Environmental Laws), (d) the material Release of any Hazardous Substances at any Facility as a result of the operations conducted by or on behalf of Company or their predecessors or in connection with the Retail Gasoline Distribution Business, (e) the exposure of any Person or property to Hazardous Substances from or in connection with any product used, sold, manufactured, assembled or produced or as a result of any operations conducted by or on behalf of Company or in connection with the Retail Gasoline Distribution Business prior to the Closing Date, (f) litigation arising from events or conditions occurring or existing prior to the Closing Date that relate to Company or the Retail Gasoline Distribution Business, (g) employees or former employees of Company relating to their employment by Company prior to the Closing Date, (h) the provision of any product or services by Company prior to the Closing Date, (i) any income tax liability, notice of deficiency, or assessment by, or any obligation owing to, any Taxing Authority for any Taxes imposed on the Assets or the Company, and (j) the ownership, operation or use of the Excluded Assets at any time.

“Exclusivity Period” shall have the meaning given such term in Section 5.9.

“Exercise Period” shall have the meaning given such term in Section 5.12.

“Excise Tax” shall have the meaning given such term in Section 3.9(e).

“Existing Credit Facility” means that certain Credit Agreement, dated as of October 18, 2013, among EPP, as borrower, the financial institutions from time to time signatories thereto, as lenders, and Regions Bank, as administrative agent and collateral agent for the lenders.

“Facilities” or “Facility” means any location which Company currently supplies and/or sells motor fuel products to, either as on a dealer or commission basis.

“Fee Simple Closing Date” shall have the meaning given such term in Section 5.10(b).

“Financial Disclosures” shall have the meaning given such term in Section 3.4.

“Fiscal Year” means the accounting period covering twelve (12) consecutive months over which a company determines earnings and profits.

“FT Ventures” shall have the meaning given such term in the Preamble.

“Fuel Supply Agreements” means those certain fuel supply agreements entered into between the Company and the parties thereto, set forth on Schedule 3.13(a)(i) of the Disclosure Letter.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Gas Station” means a facility that sells motor fuel, fuel products and/or related products at retail to consumers.

“Gas Station Assets” shall have the meaning given such term in Section 5.10(b).

“Governmental Authorization” means any approval, consent, license, permit, waiver, certificate or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district or other jurisdiction having power or authority over the Retail Gasoline Distribution Business;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release or Threat of Release, storage, transfer, transportation, treatment, or use (including any extraction) of Hazardous Substances.

“Hazardous Substances” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam, and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Holding Company” shall have the meaning given such term in the first Recital.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Joinder to Parent Pledge Agreement” means the Joinder, in the form attached hereto as Exhibit D and dated as of the Closing Date, by and between EPP and AE Holdings, providing for the joinder of AE Holdings to that certain Parent Pledge Agreement, dated October 18, 2013, by and among Empire Petroleum Holdings, LLC, a Delaware limited liability company, and the other signatories thereto.

“Indemnification Notification Date” shall have the meaning given such term in Section 9.4(a).

“In Leases” shall have the meaning given such term in Section 3.6(g).

“Insurance Policies” shall have the meaning given such term in Section 3.14.

“Inventory” or “Inventories” means the Motor Fuel Inventory, together with all warranties, indemnities, claims and causes of action from or against the vendor and/or the manufacturer of such Inventory or Inventories.

“Inventory Teams” shall have the meaning given such term in Section 2.1.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and all regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, (i) with respect to the Company, Sam Simon, Michael Evans and Edwin L. Herbert, respectively, each such individual is (a) actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter, and (ii) with respect to EPP, Henry Heithaus, David Potter and Travis Booth, respectively, each such individual is (a) actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitutional provision, treaty, statute, act, code (including the IRC), law, regulation, rule, ordinance, principle of common law, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international Governmental Body or any political subdivision thereof (including, without limitation, CERCLA).

“Leases” shall have the meaning given such term in Section 3.6(g).

“Livernois Property” shall have the meaning given such term in Section 5.10(b).

“Livernois Rent” shall have the meaning given such term in Section 5.10(b)

“LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Empire Petroleum Partners, LLC, a Delaware limited liability company, dated November 10, 2014, a true and correct copy of which is attached hereto as Exhibit B.

“LLC Amendment” means that certain amendment to the LLC Agreement, substantially in the form attached hereto as Exhibit C, and dated as of the Closing Date.

“Managed Sites” shall have the meaning given such term in Section 5.20.

“Managed Sites Fuel Supply Agreements” shall have the meaning given such term in Section 5.20.

“Managers” shall have the meaning given such term in Section 5.20.

“Marks” shall have the meaning given such term in Section 3.16.

“Material Adverse Effect” means, (i) with respect to Company, any materially adverse change to the Retail Gasoline Distribution Business of the Company, taken as a whole, or of the Assets, taken as a whole, and with respect to EPP, any materially adverse change to the financial condition, results of operations or business of EPP taken as a whole or any change or effect that (ii) materially impairs the ability of either EPP or the Company to perform its obligations under this Agreement or otherwise materially impedes the ability of either Company, on the one hand, or EPP, on the other hand, to perform its obligations under this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in GAAP, or (b) actions or omissions of Company or EPP with taken with the prior written consent of the other.

“Motor Fuel Inventory” means the motor vehicle fuel and fuel products owned or held for retail sale as part of the Retail Gasoline Distribution Business pursuant to the Commission Agent Agreements.

“Non-Compete Area” shall have the meaning given such term in Section 5.1(a).

“Note Documents” means all of the original promissory notes and stipulations listed on Schedule 8.2(s), together with (i) all amendments, supplements, schedules and exhibits to such promissory notes and stipulations, and (ii) all security interests, UCC filings, and other agreements and documents securing the repayment and other obligations of each debtor and obligor under and pursuant to such promissory notes, stipulations, and the other agreements and documents listed above in this sentence.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and comparable state statutes and regulations.

“Office Lease Agreement” means that certain Sublease Agreement, dated as of the Closing Date, by and between EPP and Holding Company, in the form attached hereto as Exhibit E.

“Order” means any award, decision, injunction, judgment, order, directive, ruling, finding, determination, subpoena, decree, finding or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or any arbitrator.

“Ordinary Course of Business” means, with respect to any action taken by a Person,

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)	such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization or certificate of formation and the operating agreement or company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Out Leases” shall have the meaning given such term in Section 3.6(f).

“Owned Fixtures and Improvements” shall have the meaning given such term in Section 3.6(e).

“Owned Real Property” shall have the meaning given such term in Section 3.6(e).

“Permits” shall have the meaning given such term in Section 3.10(b).

“Permitted Encumbrances” means (i) the lien of real estate taxes assessed for the Fiscal Year in which the Closing takes place, and subsequent years, and not yet due and payable, which taxes shall be adjusted as provided in this Agreement; (ii) existing encroachments, easements, rights of way, covenants, reservations and restrictions, and other matters in the chain of title to the Owned Real Properties or existing thereon which do not substantially interfere with the use of the property for the retail sale of petroleum products; (iii) all building, zoning and historical Laws, rules and regulations affecting the Owned Real Properties and Leases; (iv) parties in possession other than Company pursuant to any third party tenant leases; (v) matters of survey which do not substantially interfere with the use of the Owned Real Properties and Leases for the retail sale of petroleum products, (vi) monetary liens encumbering any leased real property (pursuant to the Out Leases or In Leases) arising in connection with lessor or lessee financing of such real property; and (vii) monetary liens or other financing documents in favor of any of Company’s lenders, which liens and financing documents will be discharged at Closing; and (viii) environmental restrictions in connection with the remediation or closure of a Release which do not substantially interfere with the use of the property for the retail sale of petroleum products.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Period” shall have the meaning given such term in Section 5.12.

“Reimbursable Capital Expenditures” shall have the meaning given such term in Section 5.18.

“Reimbursements” shall have the meaning given such term in Section 5.16.

“Related Agreements” means the Assignment Agreements, the Addendum, the Joinder to Parent Pledge Agreement, the Office Lease Agreement, the Restrictive Covenant Agreements, the Toll Road Supply Agreement, Subway Purchase Agreement, and the Transportation Agreement.

“Related Person” means

(a)	with respect to a particular individual:

(i)	each other member of such individual’s Family;

(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(iii)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, manager, partner, executor, or trustee (or in a similar capacity).

(b)	with respect to a specified Person other than an individual:

(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii)	any Person that holds a Material Interest in such specified Person;

(iii)	each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);

(iv)	any Person in which such specified Person holds a Material Interest;

(v)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(vi)	any Related Person of any individual described in clause (a)(iii) or (a)(iv).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, pumping, pouring, placing, discarding, abandoning, emptying, injecting, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consents” shall have the meaning given such term in Section 7.2(h).

“Restricted Business” shall have the meaning given such term in Section 5.1(a).

“Restricted Period” shall have the meaning given such term in Section 5.1(a).

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements, each dated as of the Closing Date and in the form attached hereto as Exhibit F, between EPP and Sam Simon.

“Retail Gasoline Distribution Business” shall have the meaning given such term in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant thereto or issued pursuant to any successor law.

“Security Deposit Customer” shall have the meaning given such term in Section 5.17(a)(iv).

“Simon” shall have the meaning set forth in Section 5.15.

“Simon Non-Compete Agreement” shall have the meaning set forth in Section 5.15.

“Site” means any site supplied by Company pursuant to a Fuel Supply Agreement between the Company and the parties thereto.

“Site 6038” shall have the meaning given such term in Section 5.19.

“SNDA” shall have the meaning given such term in Section 7.1(i).

“Sources” shall have the meaning given such term in Section 5.16.

“Straddle Period” means any tax period or year commencing before and ending after the Closing Date.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or management or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of either Atlas or EPP, as the case may be.

“Subway Purchase Agreement” means that certain Subway Purchase Agreement, dated as of the Closing Date, by and between EPP and the Company, in the form attached hereto as Exhibit G.

“Target Asset” shall have the meaning given such term in Section 5.12.

“Target Site” shall have the meaning given such term in Section 5.10(a).

“Target Site Purchase Price” shall have the meaning given such term in Section 5.10(a).

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental (including taxes under Section 59A of the IRC), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated group filing a consolidated U.S. federal income Tax Return or having any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law); and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” shall have the meaning given such term in Section 3.10(b).

“Telegraph Property” shall have the meaning given such term in Section 5.10(b).

“Telegraph Rent” shall have the meaning given such term in Section 5.10(b).

“Third Party Claim” shall have the meaning given such term in Section 9.6(a).

“Threat of Release” or “Threatened Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Toll Road Supply Agreement” means that certain Toll Road Supply Agreement, dated as of the Closing Date, by and between EPP and the Company, in the form attached hereto as Exhibit H, and including, among other terms and conditions, a one (1) year duration, payment terms of 3 day/1%, and incentive financing in the amount of $500,000 for the cost of imaging the toll road locations and equipment purchases, provided, that such incentive financing is subject to Atlas’ continuing obligation to reimburse EPP for any incentives that must be repaid by EPP to Phillips 66 relating to such toll road location imaging and equipment purchases.

“Transfer Taxes” means all state or local sales, use, transfer, stamp, registration or other similar Taxes and fees, including any interest, penalties, or other similar additions to Tax, as applicable.

“Treasury Regulations” means the regulations promulgated under the IRC by the U.S. Department of the Treasury.

“Transportation Agreement” means that certain Common Carrier Agreement, dated as of the Closing Date, by and between EPP and Atlas Oil Transportation, Inc., in the form attached hereto as Exhibit I.

“Trigg Business” means the business conducted by Company exclusively in Texas resulting from the closing of the transactions contemplated by the Asset Purchase Agreement dated July 1, 2014, between Dennis Trigg and Atlas.

“Unamortized Funds” means, as it relates to any supplier distribution agreements referred to herein, the amount of designated incentive investments made, by such supplier, on behalf of the Company in Gas Stations supplied by the Company and part of the Assets, which has not been amortized under the supplier’s defined amortization schedule as of the Closing Date.

“UST Registration Transfer Form” means that certain UST Registration Transfer Form, dated as of the Closing Date, by and between EPP and the Company, in the form attached hereto as Exhibit J.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party shall be responsible for the payment of each of their own expenses and costs related to the Contemplated Transactions. Notwithstanding the foregoing, EPP will pay the entire HSR Act filing fee.

11.2 Subway Franchises. The parties acknowledge and agree that the consideration paid to Company pursuant to Section 1.2(b) includes consideration for the purchases of the Subway franchises set forth on Schedule 8.2(h) and that EPP will not pay Company any additional consideration for such Subway franchises at the time of consummation of each of the purchases.

11.3 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as reasonably determined by EPP. Unless consented to in writing by EPP and Company in advance, or required by Law (in which case the contents of the proposed disclosure and the time and place the disclosure will take place will be provided in advance to the non-disclosing party), the parties shall keep this Agreement and any Related Agreements strictly confidential and may not make any disclosure of this Agreement and any Related Agreements to any Person other than a Related Person prior to the Closing Date. Company and EPP will consult with each other concerning the means by which Company’s employees, customers and suppliers and others having dealings with Company will be informed of the Contemplated Transactions, and EPP and Company will have the right to be present for any such communication; provided that after any such party is notified of the Contemplated Transactions, EPP shall be free to communicate with any such party without Company or its Affiliates being present, subject to the consent of the Company which will not be unreasonably withheld.

11.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopy or electronic mail (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopy numbers set forth below (or to such other addresses and telecopy numbers as a party may designate in writing to the other party):

If to Company, to:

Atlas Oil Company

24501 Ecorse Road

Taylor, MI 48180

Attn: Edwin L. Herbert

Facsimile: (313) 216-1811

Telephone: (313) 662-3507

E-mail: eherbert@atlasoil.com

If to EPP, to:

Empire Petroleum Partners, LLC

Attn: Travis E. Booth

9055 Comprint Court, Suite 200

Gaithersburg, Maryland 20877

Telephone: (301) 921-9200

Facsimile: (301) 921-8850

E-mail: TBooth@empirepetroleum.com

with a copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

Attn: Scott D. Museles, Esq. and Aaron A. Ghais, Esq.

12505 Park Potomac Avenue, Sixth Floor

Potomac, Maryland 20854

Telephone: (301) 230-5200

Facsimile: (301) 230-2891

E-mail: SMuseles@shulmanrogers.com

            AGhais@shulmanrogers.com

and

Latham & Watkins LLP

Attn: William N. Finnegan IV, Esq.

811 Main Street

37th Floor

Houston, Texas 77002

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

E-mail: Bill.Finnegan@lw.com

11.5 Further Assurances; Back Audit.

(a) Except as otherwise provided in this Agreement, the parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the Contemplated Transactions. If at any time after the Closing any further action is necessary to carry out the Contemplated Transactions, the parties shall execute and deliver such further instruments and documents as the other party or parties may reasonably request for such purpose.

(b) As a material inducement for EPP to enter into this Agreement and the Contemplated Transactions, Company hereby acknowledges and agrees as follows: (i) EPP may perform three years of back audits of Company’s financial statements (the “Back Audits”), (ii) Company shall and shall cause its principals and officers to assist EPP in such Back Audits, including but not limited to providing EPP’s auditors and other Representatives sufficient access to the records, books and personnel of Company, and (iii) Company shall cause an authorized officer of Company to execute such Back Audits as may be deemed necessary or appropriate by EPP or its auditors. Company acknowledges and agrees that this Section 11.5(b) is of material importance to this Agreement and the Contemplated Transactions.

(c) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement, any Related Agreements or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Laws, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, any Related Agreement or the documents referred to in this Agreement.

(d) Entire Agreement and Modification. This Agreement (including the Exhibits and the Schedules hereto, the Disclosure Letter and the EPP Disclosure Letter) supersedes all prior agreements, understandings or representations by or between the parties, written or oral, with respect to the subject matter thereof and constitutes (along with the documents, agreements, instruments and certificates referred to herein or delivered or made available pursuant hereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

11.6 Disclosure Letter. In the event of any inconsistency between the statements in the body of this Agreement or any Related Agreement, on the one hand, and those in the Disclosure Letter or EPP Disclosure Letter, on the other hand (other than an exception expressly set forth as such in such disclosure letter), the statements in the body of this Agreement will control.

11.7 Representation; Rules of Construction.

(a) Representation by Counsel. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each such party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) Construction. The terms “hereof,” “herein” and “hereunder” and terms of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing shall be interpreted to be illustrative only and shall not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

(c) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.8 Assignments, Successors, and No Third-Party Rights. No party hereto may assign any of its rights under this Agreement without the prior written Consent of the other parties hereto except that EPP may assign any of its rights under this Agreement, upon prior written notice to Company, but without obtaining such prior written Consent, (a) to any Affiliate of EPP; (b) as needed by EPP to obtain any financing related to the Contemplated Transactions;

or (c) to any third party that acquires (i) all or substantially all of the assets, whether through a sale, lease, transfer, exclusive license or other disposition, and whether in a single transaction or a series of related transactions, or (ii) control of EPP, whether through the acquisition of equity interests of EPP or by merger, consolidation, or otherwise, and whether in a single transaction or series of related transactions, and Company . Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. An assignment by a party hereto of its rights under this Agreement, pursuant to this Section 11.8 shall not relieve such party of any of its obligations under this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.11 Governing Law. This Agreement and any matter arising out of or relating to this Agreement, including any matter in contract, tort or in equity or at law, will be governed by the laws of the State of Delaware without regard to conflicts of law principles.

11.12 Dispute Resolution. For any Dispute arising in connection with this Agreement or the Contemplated Transactions, the parties will in good faith attempt to resolve such dispute through discussions between the parties. If the Dispute cannot be resolved, the parties shall meet as soon as conveniently possible, but in no case later than thirty (30) days after the date upon which the Dispute occurred, to attempt to resolve such Dispute in person. Prior to any meetings, the parties will exchange relevant information that will assist the parties in resolving the Dispute. If, after meeting, the parties determine that the Dispute cannot be resolved on terms satisfactory to both parties, the parties shall submit the Dispute to non-binding mediation. The mediation shall be conducted by a mutually agreeable impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) and conducted in accordance with AAA’s Commercial Arbitration Rules and Mediation Procedures utilizing the AAA’s expedited procedures and applying Delaware law. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the parties or, if the parties cannot so agree, by procedures established by the mediator.

11.13 Jurisdiction and Venue. If the parties are unable to resolve any Disputes in the manner prescribed by Section 11.12 above, each party to this Agreement irrevocably submits and agrees to the exclusive jurisdiction of the courts of the State of Delaware in New Castle County and the United States District Court for located in Wilmington, Delaware for the resolution of any such disputes, controversies, claims or litigation arising under or pursuant to this Agreement. Each party to this Agreement expressly waives all objections it now has or may have to venue, whether based on inconvenience or any other reason, and further waives any immunity which it has or may have to the jurisdiction of the courts specified in this section.

11.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION LOCATED IN NEW CASTLE COUNTY, DELAWARE BY A JUDGE SITTING WITHOUT A JURY.

11.15 Joint and Several Liability. Each Company shall be jointly and severally liable for all of the obligations of Company pursuant to this Agreement. As used in this Agreement, “Company” shall refer to each Company individually or to both of the Companies, collectively, as applicable.

11.16 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, except where such right would conflict with another provision of this Agreement, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

11.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail transmission (e.g., in .PDF format) will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail (e.g., in .PDF format) will be deemed to be their original signatures for any purpose whatsoever.

*    *    *    *

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EPP:

EMPIRE PETROLEUM PARTNERS, LLC

By:	/s/ Henry Heithaus
Name:	Henry Heithaus
Title:	Chief Executive Officer

COMPANY:

ATLAS OIL COMPANY

By:	/s/ Sam Simon
Name:	Sam Simon
Title:	Chairman and Chief Executive Officer

B&R OIL COMPANY, INC.

By:	/s/ Sam Simon
Name:	Sam Simon
Title:	Chairman and Chief Executive Officer

FAST TRACK VENTURES, LLC

By:	/s/ Sam Simon
Name:	Sam Simon
Title:	Chairman and Chief Executive Officer

ATLAS EPP HOLDINGS, INC.

By:	/s/ Sam Simon
Name:	Sam Simon
Title:	Chairman and Chief Executive Officer

[Signature Page to Contribution and Sale Agreement]

SCHEDULE 5.12

VALUATIONS FOR NEW SITES

Supply Contracts

	50k monthly gallons	70k monthly gallons	90k monthly gallons
Years Remaining	EBITDA Multiple	EBITDA Multiple	EBITDA Multiple
5+	2.5x	3.0x	3.5x
6+	3.0x	3.5x	4.0x
7+	3.5x	4.0x	4.5x
8+	4.0x	4.5x	5.0x
9+	4.5x	5.0x	5.5x
10+	5.0x	5.5x	6.0x

Fee / Lease Sites

	50K monthly gallons	70K monthly gallons	90K Monthly
Gallons	EBITDA Multiple	EBITDA Multiple	EBITDA Multiple

Fee	6.0X	7.0X	8.0X
Lease	4.5X	5.0X	5.5X